UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

First Real Estate Investment Trust of New Jersey, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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First Real Estate Investment Trust of New Jersey, Inc.
505 Main Street, Suite 400
Hackensack, New Jersey 07601
[August 4], 2026

Dear Stockholder:

You are cordially invited to attend a special meeting of the holders of shares of Common Stock, par value $.01 per share, of First Real Estate Investment Trust of New Jersey, Inc. (the “Trust”) to be held on [September 29], 2026, at the Holiday Inn Hasbrouck Heights Meadowlands, 283 Route 17 South, Hasbrouck Heights, NJ 07604 at 10 a.m. (Eastern Daylight Savings Time). You may attend the special meeting in person or by proxy. At the special meeting, the Trust will be seeking your approval of:

1.	the Plan of Voluntary Liquidation of the Trust (“Plan of Liquidation”) providing for the winding-up and complete liquidation of the Trust, including the sale of all assets of the Trust or the transfer of assets to a liquidating trust, and the dissolution of the Trust;

2.	the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation.

Only holders of record of the shares of Common Stock, par value $.01 per share, of the Trust at the close of business on [July 31], 2026, the record date for the special meeting, are entitled to notice of and to vote at the special meeting.

Subject to the approval of the Plan of Liquidation by our stockholders, we intend to wind-up and liquidate the Trust and otherwise take action in accordance with the Plan of Liquidation adopted and approved by the Board of Directors and more fully described in the accompanying proxy statement.

If our stockholders approve the Plan of Liquidation proposal, we currently anticipate making distributions to stockholders over time in connection with the Plan of Liquidation, taking into account estimated transaction expenses and payment of liabilities, in an amount that we estimate will range from $24.44 to $30.03 per share. Notwithstanding our estimates, we cannot predict with any certainty the exact timing, amount or number of distributions to our stockholders, as uncertainties as to the net proceeds available to us upon sale or disposition of our assets, any purchase price adjustments applicable to any such sale or disposition, the amount of any taxes, including withholding taxes and transfer taxes, imposed with respect to any such sale or disposition, the operating costs and amounts to be set aside for claims, liabilities and other obligations prior to and during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions.

The Board of Directors has carefully reviewed and considered the terms and conditions of the Plan of Liquidation and the actions and transactions contemplated thereby, and has declared advisable and concluded that the Plan of Liquidation and the actions and transactions contemplated thereby, including the winding-up, liquidation and dissolution of the Trust and the taking of other actions in accordance with the Plan of Liquidation and the adjournment of the special meeting, if necessary, are in the best interests of the Trust and its stockholders. The Board of Directors has unanimously approved these proposals and recommends that you vote FOR each of the proposals set forth in the accompanying proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone or the Internet, as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card.

You are also encouraged to review carefully the enclosed proxy statement, as it contains important information, including a copy of the Plan of Liquidation, which is attached as Annex A to the proxy statement. In particular, please review the matters referred to under “Risk Factors” starting on page 16 for a discussion of the risks related to the business of the Trust and winding-up and liquidation of the Trust.

On behalf of the Board of Directors of the Trust, we appreciate your continued support.

Sincerely,

Ronald J. Artinian
Chairman of the Board of Directors

Robert S. Hekemian, Jr.
Chief Executive Officer, President and Director

PROXY STATEMENT

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

505 Main Street, Suite 400

Hackensack, New Jersey

07601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[September 29], 2026

TO THE HOLDERS OF SHARES OF COMMON STOCK OF

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

A special meeting of the holders (the “Stockholders”) of shares of Common Stock, $.01 par value, of First Real Estate Investment Trust of New Jersey, Inc. (the “Trust” or “FREIT”) will be held on [September 29], 2026 at the Holiday Inn Hasbrouck Heights Meadowlands, 283 Route 17 South, Hasbrouck Heights, NJ 07604 at 10 a.m. (Eastern Daylight Savings Time). At the special meeting, the Stockholders will consider and vote on the following matters:

1.	The Plan of Voluntary Liquidation of the Trust (“Plan of Liquidation”) providing for the winding-up and complete liquidation of the Trust, including the sale of all assets of the Trust or the transfer of assets to a liquidating trust, and the dissolution of the Trust (the “Liquidation Proposal”);

2.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation, which proposal is referred to herein as the “Adjournment Proposal”.

No other matters may be acted upon at the special meeting. The Stockholders of record at the close of business on [July 31], 2026 are entitled to notice of and to vote at the special meeting.

JOHN A. AIELLO, Secretary

Hackensack, New Jersey
[August 4], 2026

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE VOTE IN ONE OF THE FOLLOWING WAYS:

1.	BY MAIL BY SIGNING AND DATING THE ACCOMPANYING PROXY CARD AND MAILING IT IN THE ENCLOSED ENVELOPE;

2.	VIA THE INTERNET BY GOING TO THE WEBSITE IDENTIFIED ON THE ACCOMPANYING PROXY CARD; OR

3.	BY TELEPHONE BY CALLING THE TELEPHONE NUMBER IDENTIFIED ON THE ACCOMPANYING PROXY CARD.

TO VOTE VIA THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

PROXY STATEMENT

Special Meeting and Proxy Solicitation

This Proxy Statement and the enclosed proxy materials are furnished to the holders (the “Stockholders”) of shares of Common Stock, par value $.01 per share (the “Shares”), of First Real Estate Investment Trust of New Jersey, Inc. (the “Trust” or “FREIT”) in connection with the solicitation of proxies for use at a special meeting of Stockholders to be held on [September 29], 2026 at 10 a.m. Eastern Daylight Savings Time, and any adjournment or postponement thereof (the “Special Meeting”), pursuant to the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the Holiday Inn Hasbrouck Heights Meadowlands, 283 Route 17 South, Hasbrouck Heights, NJ 07604.

Proxies for use at the Special Meeting are being solicited by the Board of Directors of the Trust (the “Board” or the “Board of Directors”). The cost of preparing, assembling and mailing the proxy materials will be borne by the Trust. In addition, we have engaged Georgeson, LLC (“Georgeson”), an independent proxy solicitation firm, to assist in the proxy solicitation process. It is contemplated that proxies will be solicited principally through the mail. Members of the Board of Directors and executive officers of the Trust may also, without additional compensation, solicit proxies, personally or by mail, email, special letter, telephone, telegraph, facsimile transmission or other electronic means.

The Trust anticipates mailing this Proxy Statement to its Stockholders beginning on or about [August 4], 2026.

Voting Securities and Stockholders Entitled to Vote

The Shares are the only voting securities entitled to vote at the Special Meeting, which are the Trust’s only authorized, issued and outstanding class of equity securities.

The record date for determining Stockholders entitled to notice of, and to vote at, the Special Meeting (or any adjournments or postponements thereof) was [July 31], 2026, and only Stockholders of record on the books of the Trust at the close of business on [July 31], 2026 are entitled to notice of and to vote at the Special Meeting. There were 7,482,432 Shares issued and outstanding at the close of business on [July 31], 2026.

How to Vote

If you are a Stockholder of record, you may cast your votes at the Special Meeting if you attend the Special Meeting in person. In addition, Stockholders of record may cast their votes by proxy using any one of the following methods:

1.	by mail by indicating your votes on the enclosed proxy card and signing and dating the proxy card, and mailing it in the enclosed envelope;

2.	via the Internet by going to the website indicated on the enclosed proxy card and following the instructions on the website to cast your votes; or

3.	by telephone by calling the telephone number indicated on the enclosed proxy card and following the instructions to cast your votes.

If you elect to cast your votes via the Internet or by telephone, your votes will be authenticated by use of a personal identification number that is indicated on the enclosed proxy card, which you will need to provide in order to access the Internet or telephone voting platform. If you elect to cast your votes via the Internet or by telephone, you do not need to return a proxy card.

If you are the beneficial owner of Shares that you hold through a bank, broker or other record holder in “street name,” you have the right to direct your bank, broker or other record holder on how to vote your Shares by following the instructions provided to you by your bank, broker or other record holder. Alternatively, if you wish to vote in person at the Special Meeting, you must obtain a legal proxy from your bank, broker or other record holder and present it at the Special Meeting.

Quorum and Voting Standards

The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Special Meeting.

Each Share entitles its owner to one vote on an equal basis. Approval of the Plan of Liquidation, including dissolution of the Trust, under Item 1 requires the affirmative vote of the holders of Shares entitled to cast a majority of all votes entitled to be cast on the matter. A majority of the votes cast at the Special Meeting by the holders of Shares present in person or represented by proxy and entitled to vote is required to adjourn the Special Meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation under Item 2.

Tabulation of Votes

All votes will be tabulated by the inspector of election appointed for the Special Meeting who will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes with regard to the approval of the Plan of Liquidation under Item 1; and affirmative votes, negative votes, abstentions and broker non-votes with regard to adjourning the Special Meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation under Item 2.

Effect of Abstentions

For purposes of the vote on the Liquidation Proposal, an abstention will have the same effect as votes “AGAINST” the approval of the Plan of Liquidation under Item 1. With respect to Item 2, an abstention will have no effect on the proposal to adjourn the Annual Meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation.

Effect of Not Casting Your Vote

For Stockholders of record, if any proxy is received that does not contain indication of voting instructions on any matter subject to the vote of the Stockholders, the designated proxies will vote on such matter as recommended by the Board of Directors.

For Stockholders who hold their Shares beneficially in “street name” through a bank, broker or other record holder, if the Stockholder does not instruct the bank, broker or other record holder on how to vote their Shares, then under applicable regulations, the record holder will not have discretion to vote the Shares in the approval of the Plan of Liquidation under Item 1 or in the approval of the adjournment of the Special Meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation under Item 2, which will result in broker non-votes that will not be counted as votes cast in those matters. Accordingly, failure to vote your Shares with respect to the matters under Item 1 and Item 2 will have the same effect as votes “AGAINST” the approval of the Plan of Liquidation and no effect on the outcome of the vote to adjourn the Special Meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation.

How to Revoke Your Proxy or Change Your Vote

You may change your vote, or otherwise revoke the authority granted by your execution of a proxy, at any time before your proxy is exercised at the Special Meeting.

For Stockholders of record, you may revoke a previously-executed proxy and change your vote as follows:

1.	If you voted by mail, you may execute and deliver a timely and later-dated proxy, or you may attend the Special Meeting in person, and provide written notice of your revocation to the Secretary of the Special Meeting and vote by ballot at the meeting.

2.	If you voted via the Internet or by telephone, you may change your vote with a timely and valid later vote via the Internet or by telephone (as the case may be), or you may attend the Special Meeting in person, and provide written notice of your revocation to the Secretary of the Special Meeting and vote by ballot at the meeting.

Your presence at the Special Meeting does not, of itself, revoke a proxy that you previously provided either by mail, via the Internet or by telephone.

For Stockholders who hold their Shares beneficially in “street name” through a bank, broker or other record holder, you may revoke your proxy and/or change your vote in the manner provided by your bank, broker or other record holder.

Other Matters

No other matters may be acted upon at the Special Meeting other than the matters described hereinabove.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Shares for (i) each person who is a beneficial owner of 5% or more of FREIT’s outstanding Shares, (ii) each of FREIT’s directors and executive officers and (iii) all of FREIT’s directors and executive officers as a group, each as of [July 31], 2026 unless otherwise indicated in the table below.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner (1)	(A) Aggregate Number of Shares Beneficially Owned (2)		(B) Number of Shares Acquirable within 60 Days	(C) Aggregate Number of Shares Deemed to be Beneficially Owned (Column A plus Column B)		(D) Percent of Class (3)
Ronald J. Artinian (4)	544,614	(5)	--	544,614	(5)	7.3%
David F. McBride, Esq. (4)	74,095	(6)	--	74,095	(6)	*
Robert S. Hekemian, Jr. (4)(7)	414,985	(8)	--	414,985	(8)	5.5%
John A. Aiello, Esq. (4)(7)	29,297		--	29,297		*
Justin F. Meng (4)	73,247	(9)	--	73,247	(9)	*
David B. Hekemian (4)	510,618	(10)	--	510,618	(10)	6.8%
Richard J. Aslanian (4)	55,777		--	55,777		*
Allan Tubin (7)	13,662		--	13,662		*
All directors and executive officers as a group (8 persons) (5)(6)(8)(9)(10)(11)	1,568,979	(11)	--	1,568,979	(11)	21%

*	Shares beneficially owned do not exceed 1% of FREIT’s issued and outstanding Shares.

(1)	All directors and executive officers listed in this table, with the exception of John A. Aiello, maintain a mailing address at 505 Main Street, Suite 400, Hackensack, New Jersey 07601. John A. Aiello maintains a mailing address at 125 Half Mile Road, Suite 300, Red Bank, New Jersey 07701.

(2)	Except as otherwise indicated, all of the Shares are held beneficially and of record.

(3)	Based on 7,482,432 Shares outstanding as of [July 31], 2026.

(4)	A director of FREIT.

(5)	Includes 52,504 Shares held in Individual Retirement Accounts for the benefit of Mr. Artinian. Includes an aggregate of 383,388 shares pledged as collateral with a banking institution to secure certain personal indebtedness.

(6)	Includes 4,000 Shares held by Mr. McBride’s wife.

(7)	An executive officer of FREIT.

(8)	Includes (i) an aggregate of 147,316 Shares which are held by certain partnerships and limited liability companies in which Mr. Hekemian is a partner or member, (ii) 9,238 Shares which are held in trust by Mr. Hekemian for the benefit of his children, (iii) an aggregate of 11,000 Shares which are held in certain trusts for the benefit of Mr. Hekemian’s nephews and of which Mr. Hekemian is trustee, and (iv) 78,917 shares pledged as collateral with a banking institution to secure indebtedness of an entity affiliated with Mr. Hekemian. Also includes 25,458 Shares held in a trust of which Mr. Hekemian is a beneficiary. Mr. Hekemian disclaims beneficial ownership of the foregoing Shares held in partnerships, limited liability companies and trusts except to the extent of his pecuniary interest in such partnerships, limited liability companies and trusts.

(9)	Includes 2,400 Shares held by Mr. Meng’s wife, with respect to which Mr. Meng disclaims beneficial ownership.

(10)	Includes (i) an aggregate of 147,316 Shares which are held by certain partnerships and limited liability companies in which Mr. Hekemian is a partner or member, (ii) an aggregate of 22,506 Shares which are held in certain trusts for the benefit of Mr. Hekemian’s nephews and niece and of which Mr. Hekemian is a trustee, (iii) 25,470 Shares held in a trust of which Mr. Hekemian is a beneficiary, (iv) an aggregate of 88,940 Shares held by the Robert and Mary Jane Hekemian Foundation, Inc. of which Mr. Hekemian is the Vice President/Treasurer, (v) 6,000 Shares held in trust by Mr. Hekemian for the benefit of his children, and (vi) 84,916 shares pledged as collateral with a banking institution to secure indebtedness of an entity affiliated with Mr. Hekemian. Mr. Hekemian disclaims beneficial ownership of the foregoing Shares held in partnerships, limited liability companies and trusts except to the extent of his pecuniary interest in such partnerships, limited liability companies and trusts. Also includes 2,750 Shares held by Mr. Hekemian’s wife, with respect to which Mr. Hekemian disclaims beneficial ownership.

(11)	Robert S. Hekemian, Jr. and David B. Hekemian are both deemed to be the beneficial owner of 147,316 Shares held by certain partnerships and limited liability companies in which each of them is a partner or member. Therefore, the total number of Shares beneficially owned by all executive officers and directors as a group, which includes both Robert S. Hekemian, Jr. and David B. Hekemian, is not merely the aggregate of the beneficial ownership of each executive officer and director, since calculating the aggregate number of Shares beneficially owned by all executive officers and directors as a group on that basis would result in the 147,316 Shares of which both Robert S. Hekemian, Jr. and David B. Hekemian are deemed the beneficial owner being double-counted. As disclosed above, Robert S. Hekemian, Jr. and David B. Hekemian disclaim beneficial ownership of the 147,316 Shares except to the extent of their respective pecuniary interests in the partnerships and limited liability companies that hold such Shares.

SUMMARY

The following summary highlights certain material information contained in this proxy statement. This summary may not contain all of the information that may be important for you to consider when evaluating the terms and conditions of the Plan of Liquidation and the transactions contemplated thereby and the other matters being considered at the Special Meeting. In this section and elsewhere in this proxy statement, references to “you” refer to the holders of Shares to whom the notice of Special Meeting and this proxy statement are addressed, and references to “we,” “us” or “our” refer to the Trust. We refer to the Board of Directors of the Trust as the “Board”. We encourage you to read carefully this entire proxy statement, including the attached annexes. We have included in this summary cross-references to direct you to a more complete description of the topics described.

First Real Estate Investment Trust of New Jersey, Inc.

First Real Estate Investment Trust of New Jersey, Inc. (the “Trust”) is a Maryland corporation originally organized in New Jersey in 1961 as a New Jersey real estate investment trust with principal offices located at 505 Main Street, Hackensack, New Jersey 07601 (telephone (201) 488-6400). Historically, the Trust has acquired, developed, constructed and held real estate investment properties for investment and not for resale.

Plan of Liquidation (see page 32)

After evaluating a number of alternatives with the goal of making an informed determination of the course of action that the Board believes provides the best opportunity for maximizing value for stockholders, the Board determined that the subsequent orderly wind-down of the Trust’s business and affairs and termination of the Trust’s existence pursuant to the Plan of Liquidation is the alternative that is most likely to result in the greatest value for stockholders as compared to the Trust’s other alternatives.

We intend to wind-up our operations and liquidate the Trust in accordance with the Plan of Liquidation and to take any necessary and appropriate actions in connection therewith, including by establishing a liquidating trust to make liquidating distributions to stockholders.

A copy of the Plan of Liquidation is attached as Annex A to this proxy statement. We encourage you to read carefully the Plan of Liquidation in its entirety because it is the legal document that governs the proposed winding-up and liquidation of the Trust.

Amount and Timing of Distributions to Stockholders (see page 33)

If our stockholders approve the Plan of Liquidation proposal, we currently anticipate making distributions to stockholders over time in connection with the Plan of Liquidation, taking into account estimated transaction expenses and payment of liabilities, in an amount that we estimate will range from $24.44 to $30.03 per share. Notwithstanding our estimates, we cannot predict with any certainty the exact timing, amount or number of distributions to our stockholders, as uncertainties as to the net proceeds available to us upon sale or disposition of our assets, any purchase price adjustments applicable to any such sale or disposition, the amount of any taxes, including withholding taxes and transfer taxes, imposed with respect to any such sale or disposition, the operating costs and amounts to be set aside for claims, liabilities and other obligations prior to and during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions.

Risk Factors (see page 16)

In evaluating the Liquidation Proposal, you should carefully read this proxy statement and the attached annexes and consider, in particular, the risk factors and other information discussed in the section entitled “Risk Factors” beginning on page 16 of this proxy statement.

Special Meeting; Votes Required (see page 35)

The special meeting of the stockholders of the Trust will be held on [September 29], 2026, at the Holiday Inn Hasbrouck Heights Meadowlands, 283 Route 17 South, Hasbrouck Heights, NJ 07604 at 10 a.m. (Eastern Daylight Savings Time). At the Special Meeting, our stockholders will be asked to approve each of the following:

1.	a proposal to approve the Plan of Liquidation and the actions and transactions contemplated thereby, including the winding-up and complete liquidation of the Trust, including the sale of all assets of the Trust or the transfer of assets to a liquidating trust, and the dissolution of the Trust, which we refer to herein as the “Liquidation Proposal”;

2.	a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional votes to approve the Liquidation Proposal, which we refer to herein as the “Adjournment Proposal”.

Only holders of record of shares of Common Stock, $.01 par value, of the Trust (“Shares”) at the close of business on [July 31], 2026, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting.

Approval of the Liquidation Proposal requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether or not a quorum is present.

The Board’s Recommendation and Reasons for the Plan of Liquidation (see page 24)

The Board has unanimously determined that the proposals to be acted on at the Special Meeting are fair to and in the best interests of the Trust and our stockholders, has declared them to be advisable and unanimously recommends that you vote FOR the Liquidation Proposal and FOR the Adjournment Proposal.

In reaching its conclusions, the Board considered, among other things, the following material factors:

●	The determination by the Board, after evaluating a number of alternatives with the goal of making an informed determination of the course of action that the Board believes provides the best opportunity for maximizing value for stockholders, was that the orderly wind-down of the Trust’s business and affairs and termination of the Trust’s existence pursuant to the Plan of Liquidation is the alternative that is most likely to result in the greatest value for stockholders as compared to the Trust’s other alternatives.

●	The Board’s knowledge of the business, operations, financial condition, earnings and prospects of the Trust, its knowledge of the current and prospective environment in which the Trust operates (including economic and market conditions) and its understanding of the challenges of continuing to operate the Trust as a stand-alone entity, including: the Trust’s relatively small scale compared to other publicly traded REITs; the disparate composition of the Trust’s assets and investments relative to other publicly traded REITs; a lack of economies of scale related to general and administrative expenses; and the Trust’s impaired cost of capital significantly limiting opportunities for growth.

Opinion of Financial Advisor (see page 26)

At a meeting of our Board held on May 12, 2026, the financial advisor to our Board of Directors, Jones Lang LaSalle Securities, LLC (“JLL”), delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated May 12, 2026, to the effect that, as of May 12, 2026, and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, our estimated range of per share liquidating distributions is reasonable from a financial point of view.

The full text of the written opinion of JLL, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of JLL, is attached as Annex B to this proxy statement and is incorporated herein by reference. We encourage you to read JLL’s written opinion carefully and in its entirety. JLL’s opinion is limited solely to the reasonableness of the estimated range of per share liquidating distributions to be made in connection with the Plan of Liquidation and does not address any other aspect of the winding-up and liquidation of the Trust pursuant to the Plan of Liquidation or the Trust’s underlying business decision to effect the Plan of Liquidation or the relative merits of Plan of Liquidation as compared to any alternative business strategies or transactions that might be available with respect to the Trust. Neither JLL’s opinion nor the summary of its opinion and the related analysis set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any of the Company stockholders as to how such stockholders should vote or act with respect to any matters relating to the Plan of Liquidation or otherwise.

Transactions with Hekemian & Company, Inc. (see pages 34)

Hekemian & Company, Inc. (“Hekemian & Co.”) serves as the external manager of the Trust pursuant to a Management Agreement dated as of November 1, 2001 between the Trust and Hekemian & Co. (the “Management Agreement”). Robert S. Hekemian, Jr., Chief Executive Officer, President and a director of the Trust, and David B. Hekemian, a director of the Trust, each holds a 33.3% equity interest in Hekemian & Co. The balance of the equity interests in Hekemian & Co. is held by other members of the Hekemian family.

The Third Amendment to the Management Agreement dated May 13, 2026 provides that upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in each property managed by Hekemian & Co, including sales or dispositions of a managed property in furtherance of the Plan of Liquidation, the Management Agreement shall automatically terminate with respect to such property and the Trust shall pay to Hekemian & Co. (a) any and all commissions and fees for management services and reimbursement required to be paid by the Trust pursuant to the Management Agreement in respect of the applicable property up to the termination date, calculated on a pro rata basis plus (b) a termination fee in respect to such property equal to the product of (x) the Trust’s direct or indirect percentage ownership interest in such property times (y) 2.5 times (z) one (1) year’s Base Management Fee in respect of such property. The Base Management Fee is computed by dividing the annual base management fees allocable to the applicable property paid by the Trust to Hekemian & Co. over the immediately prior three (3) fiscal years prior to such termination by three (3).

Upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in a managed property, including sales or dispositions in furtherance of the Plan of Liquidation, the Trust is required to pay to Hekemian & Co. a fee equal to 1.65% of the sales price for the property. In the event a property is not wholly owned, directly or indirectly, by the Trust, the sales fee payable to Hekemian & Co. shall only be payable in respect of the Trust’s percentage ownership share of the applicable property.

Share Ownership of Our Directors, Executive Officers and Certain Stockholders (see page 35)

As of the record date, [July 31], 2026, our directors and executive officers owned and were entitled to vote, in the aggregate, 1,568,979 Shares, representing approximately twenty-one percent (21%) of the Shares outstanding on that date. Each of our directors and executive officers has informed us that he currently intends to vote FOR each of the proposals described herein.

Interests of our Directors and Executive Officers (see pages 33)

The interests of our directors and executive officers in the Plan of Liquidation are generally aligned with the interests of our stockholders; however, certain of such directors and officers have interests which differ from or are in addition to those of our stockholders. As a result of their ownership interests in Hekemian & Co., each of Robert S. Hekemian, Jr., Chief Executive Officer, President and a director of the Trust, and David B. Hekemian, a director, has an interest in the Management Agreement (including as amended pursuant to the Third Amendment). In addition, Robert S. Hekemian, Jr., David B. Hekemian and members of their families have ownership interests in certain entities which are co-owners with the Trust of certain entities that own and operate Trust properties. Further, Robert S. Hekemian, Jr. will be entitled to a $1,000,000 cash bonus if the Trust sells and/or enters into contracts to sell all of its real properties within 18 months after the Plan of Liquidation is approved by our stockholders and the Trust receives aggregate proceeds from our share of such sales in excess of $319.9 million. To receive the bonus, the sale of all of the Trust’s properties must close.

In recognition of the increased time commitment and effort anticipated to be required of members of the Board to oversee, implement and administer the Plan of Liquidation, including the sale of properties pursuant to the Plan of Liquidation, the annual cash retainer fee to which the members of our Board of Directors are entitled has been increased from $60,000 to $120,000.

Appraisal or Dissenters’ Rights (see pages 35)

The charter of the Trust, as permitted by Maryland law, provides that you are not entitled to appraisal or dissenters’ rights (or rights of an objecting stockholder) in connection with the transactions contemplated by the Plan of Liquidation.

Material United States Federal Income Tax Consequences (see page 37)

You are urged to read the discussion in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 37 of this proxy statement and to consult your tax advisor as to the United States federal income tax consequences of the Plan of Liquidation, as well as the effects of state, local and foreign tax laws.

Record Holders

As of [July 31], 2026, the record date for the Special Meeting, there were approximately 7,482,432 holders of record of the Shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PLAN OF LIQUIDATION

The following are some questions that you, as a stockholder of the Trust, may have regarding the Special Meeting, the Plan of Liquidation and the actions and transactions contemplated thereby, and the other matters being considered at the Special Meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you with respect to the proposals being considered at the Special Meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement.

Q.	Why am I receiving this proxy statement?

A.

The Board has determined that it is advisable and in the best interests of our stockholders that the Trust wind-up its affairs, dispose of its remaining assets, pay off outstanding liabilities and distribute the net proceeds to our stockholders in accordance with the Plan of Liquidation. The Plan of Liquidation is subject to approval by a majority of all votes entitled to be cast on the matter, which approval we will seek to obtain at the Special Meeting.

Your vote is very important. We encourage you to vote as soon as possible. The enclosed voting materials allow you to vote your Shares without attending the Special Meeting in person. For more specific information on how to vote, please see the questions and answers below.

Q.	What is being voted upon at the Special Meeting?

A.	We are asking stockholders to consider and vote upon the following proposals at the Special Meeting: 1. the Liquidation Proposal; and 2. the Adjournment Proposal.

Q.	What will happen under the Plan of Liquidation?

A.	Under the Plan of Liquidation, we will wind-up our operations and take any other appropriate and necessary action to liquidate, and dissolve the Trust under applicable law and in accordance with our charter and our bylaws. If our stockholders approve the Liquidation Proposal, upon a determination made by the Board, we may transfer our remaining assets and liabilities to a liquidating trust in accordance with applicable law and distribute interests in the liquidating trust to our stockholders while our remaining assets are sold and our remaining liabilities are paid.

Q.	What is a liquidating trust?

A.	A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it after paying any of the remaining liabilities. If we form a liquidating trust, at the time of the formation, the Shares would be cancelled and our stockholders will receive interests in the liquidating trust. Such interests in the liquidating trust (i) will not be transferable (except by will, intestate succession or operation of law) and (ii) will not be represented by certificates.

Q.	Why did the Trust approve the Plan of Liquidation?

A.	The Board concluded, after evaluating a number of alternatives with the goal of making an informed determination of the course of action that the Board believes provides the best opportunity for maximizing value for stockholders, that the subsequent orderly wind-down of the Trust’s business and affairs and termination of the Trust’s existence pursuant to the Plan of Liquidation is the alternative that is most likely to result in the greatest value for stockholders as compared to the Trust’s other alternatives.

Q.	What are the estimated distributions to stockholders resulting from the Plan of Liquidation?

A.	If our stockholders approve the Liquidation Proposal, we currently anticipate making distributions to stockholders over time in connection with the Plan of Liquidation, taking into account estimated transaction expenses and payment of liabilities, in an amount that we estimate will range from $24.44 to $30.03 per share. Notwithstanding our estimates, we cannot predict with any certainty the exact timing, amount or number of distributions to our stockholders, as uncertainties as to the net proceeds available to us upon sale or disposition of our assets, any purchase price adjustments applicable to any such sale or disposition, the amount of any taxes, including withholding taxes and transfer taxes, imposed with respect to any such sale or disposition, the operating costs and amounts to be set aside for claims, liabilities and other obligations prior to and during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions.

If our stockholders approve the Liquidation Proposal, we do not intend to declare or pay future quarterly distributions.

Q.	What vote of the Trust stockholders is required to approve the Liquidation Proposal?

A.	Approval of the Liquidation Proposal requires the affirmative vote of the holders of Shares entitled to cast a majority of all votes entitled to be cast on the Liquidation Proposal. Approval of the Liquidation Proposal will also constitute stockholder approval under the Maryland General Corporation Law (“MGCL”) of the sale or disposition of all or substantially all of the Trust’s assets pursuant to the Plan of Liquidation, and, accordingly, no further stockholder vote will be required for asset dispositions effected in accordance with the Plan of Liquidation. For purposes of the vote on the Liquidation Proposal, abstentions, broker non-votes, if any, and other shares not voted will have the same effect as votes “AGAINST” the Liquidation Proposal.

Q.	How does the Board recommend that the Trust stockholders vote on the Liquidation Proposal?

A.	The Board recommends that you vote FOR the Liquidation Proposal. The Board determined and declared that the Plan of Liquidation and the actions and transactions contemplated thereby are advisable and in the best interests of the Trust and our stockholders. Accordingly, the Board unanimously approved the Plan of Liquidation and the actions and transactions contemplated thereby and recommends that you vote FOR this proposal at the Special Meeting.

Q.	Do the directors and executive officers of the Trust have any interest in the Plan of Liquidation?

A.	The Board considered that certain conflicts of interest could exist for the Trust’s management in connection with the liquidation. The interests of our directors and executive officers in a Plan of Liquidation are generally aligned with the interests of our stockholders; however, certain of such directors and officers have interests which differ from or are in addition to those of our stockholders. As a result of their ownership interests in Hekemian & Co., each of Robert S. Hekemian, Jr., Chief Executive Officer, President and a director of the Trust, and David B. Hekemian, a director, has an interest in the Management Agreement (including as amended pursuant to the Third Amendment). In addition, Robert S. Hekemian, Jr., David B. Hekemian and members of their families have ownership interests in certain entities which are co-owners with the Trust of certain entities that own and operate Trust properties.

Q.	What do I need to do now in order to vote on the proposals being considered at the Special Meeting?

A.

You should carefully read and consider the information contained in this proxy statement and the annexes attached to this proxy statement, and you may vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope or by submitting a proxy over the Internet (www. Investorvote.com/FREVS) or by telephone (1-800-652-VOTE (8683)) following the instructions on the enclosed proxy card. If you sign, date and mail your proxy card without identifying how you want to vote, your Shares will be voted FOR the Liquidation Proposal and FOR the Adjournment Proposal.

You may also vote by attending the Special Meeting and voting in person. If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. Whether or not you plan to attend the Special Meeting, you should submit your proxy card or voting instruction form as described in this proxy statement.

Q.	Are there any risks related to the Plan of Liquidation?

A.	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 16 of this proxy statement.

Q.	What are the United States federal income tax consequences of the Plan of Liquidation?

A.

In general, if the Plan of Liquidation is approved and the Trust is liquidated, distributions to you under the Plan of Liquidation, including your pro rata share of the fair market value of any the Trust assets that are transferred to a liquidating trust and other amounts deemed distributed to you, should not be taxable to you for U.S. federal income tax purposes until the aggregate amount of liquidating distributions to you exceeds your adjusted tax basis in your Shares, and then should be taxable to you as capital gain (assuming you hold your shares as a capital asset). To the extent the aggregate amount of liquidating distributions, including amounts deemed distributed, to you is less than your adjusted tax basis in your Shares, you generally will recognize a capital loss (assuming you hold your shares as a capital asset) in the year the final distribution is received by you. The transfer of our assets to a liquidating trust will be a taxable event to our stockholders notwithstanding that the stockholders may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. Non-U.S. stockholders will be subject to U.S. federal income tax on any distributions received to the extent attributable to gains recognized by the Trust on sales of real property located in the United States. See “Material United States Federal Income Tax Consequences” beginning on page 37 of this proxy statement.

We urge you to consult with your own tax advisors regarding tax consequences of distributions made and other transactions contemplated pursuant to the Plan of Liquidation.

Q.	What will happen if the Liquidation Proposal is not approved?

A.

If our stockholders do not approve the Liquidation Proposal, we will not proceed with an orderly wind-down of the Trust’s business and affairs and termination of the Trust’s existence. We will continue to operate the Trust’s business with our remaining assets, and the Board may reconsider other strategic alternatives available to us. As of the date of this proxy statement, we do not intend to invest in another operating business or acquire any additional real estate assets and our ongoing operating expenses may exceed the revenue generated by our assets. As a result, we may not be able to make any distributions from the proceeds of the sales of our properties on the timing or in the amounts anticipated, or at all, and any distributions will generally be treated, for U.S. federal income tax purposes, first as taxable dividends to the extent of the Trust’s earnings and profits rather than liquidating distributions that are generally not taxable to a stockholder until the aggregate amount of liquidating distributions exceeds such stockholder’s adjusted tax basis in its shares. In addition, we have already begun marketing for sale many of our assets and we intend to move forward with certain of such sales, regardless of the outcome of the stockholder votes on the Liquidation Proposal. If our stockholders do not approve the Liquidation Proposal, net proceeds from pending and future asset sales may be redeployed into new investments or leverage reduction.

If our stockholders do not approve the Liquidation Proposal, we may be required to continue to comply with full reporting requirements of the Exchange Act and other legal or regulatory requirements applicable to public companies and incur costs associated with such compliance as well as the costs of insurance coverage. Further, we may remain a REIT and our estimated REIT compliance costs may increase. In addition, the failure to approve the Liquidation Proposal could result in adverse tax consequences to the Trust (for example, if the IRS successfully asserts that property sales previously made or agreed to be made by the Trust prior to the Board’s consideration and approval of the Plan of Liquidation were dealer sales (i.e., inventory-like sales of property held primarily for sale to customers in the ordinary course of the Trust’s business), the Trust could be subject to penalty taxes on such property sales).

Q.	Will the Trust make any new investments if stockholders approve the Liquidation Proposal?

A.	No. In accordance with applicable tax law, if stockholders approve the Liquidation Proposal, we do not expect to make any investments in new assets. We will, however, be able to satisfy any existing contractual obligations, in accordance with the Plan of Liquidation. The Plan of Liquidation provides that the Trust is authorized to pay or make reasonable provision to pay all claims and obligations of the Trust, including all contingent, conditional or contractual claims known to the Trust, and in connection with any pending action, suit or proceeding to which any of the Trust or its subsidiaries is a party.

Q.	Am I entitled to appraisal rights or dissenters’ rights in connection with the Liquidation Proposal?

A.	No. Pursuant to Maryland law and our charter, as a holder of Shares, you will not be eligible for appraisal rights or dissenters’ rights (or rights of an objecting stockholder) in connection with the Liquidation Proposal.

Q.	Am I being asked to vote on anything else?

A.	Yes. In addition to voting FOR the Liquidation Proposal, the Board is also asking you to approve the proposal to adjourn the Special Meeting if Shares voting in favor of the Liquidation Proposal are insufficient to approve that proposal. The Board recommends that you vote FOR the Adjournment Proposal.

Q.	Why is the Trust seeking my vote on the Adjournment Proposal?

A.	Adjourning the Special Meeting to a later date will give us additional time to solicit proxies to vote in favor of approval of the Liquidation Proposal, if necessary. Consequently, we are seeking your approval of the Adjournment Proposal to ensure that, if necessary, we will have enough time to solicit the required votes for the Liquidation Proposal.

Q.	What vote of the Trust stockholders is required to approve the Adjournment Proposal?

A.	The Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the Special Meeting.

Q.	When and where will the Special Meeting be held?

A.	The Special Meeting will be held at the Holiday Inn Hasbrouck Heights Meadowlands, 283 Route 17 South, Hasbrouck Heights, NJ 07604 at 10 a.m. (Eastern Daylight Savings Time).

Q.	Who is entitled to notice of and to vote at the Special Meeting?

A.	Only holders of record of Shares outstanding as of the close of business on [July 31], 2026, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting. As of the close of business on the record date, there were 7,482,432 Shares outstanding and entitled to vote at the Special Meeting.

Q.	If my Shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A.

If your Shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of Shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those Shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote, and you are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these Shares in person at the Special Meeting, unless you request a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your Shares.

Brokers who hold Shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Liquidation Proposal and the Adjournment Proposal, and, as a result, absent specific instructions from the beneficial owner of such Shares, brokers will not vote those Shares on the Liquidation Proposal or the Adjournment Proposal. This is referred to as a “broker non-vote.” Broker non-votes will be considered as “present” at the special meeting for purposes of determining a quorum. Broker non-votes will have the same effect as votes “AGAINST” the approval of the Liquidation Proposal and no effect on the Adjournment Proposal. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain the voting instruction card. Your vote is important to the success of the proposals being considered at the Special Meeting. The Trust encourages all of its stockholders whose Shares are held in street name to provide their brokers with instructions on how to vote. See “Special Meeting of the Stockholders of the Trust —Abstentions; Broker Non-Votes” beginning on page 22 of this proxy statement.

Q.	What will happen if I abstain from voting or fail to vote?

A.

Your abstention will have the same effect as a vote “AGAINST” approval of the Liquidation Proposal but will have no effect on the Adjournment Proposal, other than in connection with determining whether a quorum is present.

Failure to attend and vote at the Special Meeting or to submit your proxy or instruct your broker how to vote your shares will have the same effect as a vote “AGAINST” approval of the Liquidation Proposal and, assuming a quorum is present, will have no effect on the Adjournment Proposal, and will result in your Shares not being considered as “present” for purposes of determining a quorum.

Q.	Can I change my vote after I have delivered my proxy?

A.

Yes. If you are a stockholder of record, you can change your vote at any time before your proxy is voted at the Special Meeting by:

●   delivering a signed written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 505 Main Street, Suite 400, Hackensack, New Jersey 07601, before your proxy is voted at the Special Meeting;

●   signing and delivering a new, valid proxy bearing a later date but prior to the Special Meeting;

●   submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be utilized); or

●   attending the Special Meeting and voting in person, although your attendance alone will not revoke your proxy.

If your Shares are held in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q.	Who will count the votes cast at the Special Meeting?

A.	We have engaged Computershare Trust Company, N.A. (“Computershare”) to act as inspector of elections at the Special Meeting. In that role, Computershare will be responsible for counting the votes cast at the Special Meeting. In addition, we have engaged Georgeson LLC (“Georgeson”), an independent proxy solicitation firm, to assist in the proxy solicitation process. If you are a stockholder of record, and you choose to authorize a proxy over the Internet or by phone, Computershare will access and process your vote electronically, and if you have requested and received proxy materials via mail and choose to sign and mail your proxy card, your executed proxy card will be returned directly to Computershare for processing. If you hold your shares through a broker, your broker (or its agent for tabulating votes of Shares held in “street name”) will return one proxy card to Georgeson on behalf of all its clients. Computershare will coordinate with Georgeson to ensure proper tabulation of your proxy votes at the Special Meeting.

Q.	Who is paying for this proxy solicitation?

A.	The Trust will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials, our directors and executive officers may also solicit proxies in person, by phone or by other means of communication. Our directors and executive officers will not be paid any additional compensation for soliciting proxies. We have also engaged Georgeson to assist in the proxy solicitation process. Georgeson will be paid a fee of approximately $22,500 plus disbursements. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q.	What is the quorum requirement?

A.

A quorum of our stockholders is necessary to hold a valid Special Meeting. A quorum will be present if the holders of a majority of Shares outstanding as of the record date for the Special Meeting and entitled to vote are present (in person or represented by proxy) at the Special Meeting. On the record date, there were 7,482,432 Shares outstanding and entitled to vote at the Special Meeting. Accordingly, 3,748,698 Shares must be present (in person or represented by proxy) at the Special Meeting to have a quorum.

Q.	What should I do if I receive more than one set of voting materials for the Special Meeting?

A.

You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card and voting instruction form. For each and every proxy card and voting instruction form that you receive, please authorize a proxy as soon as possible using one of the following methods:

●      by telephone, by calling the toll-free number (1-800-652-VOTE (8683)) as instructed on the enclosed proxy card;

●      by using the Internet (www.investorvote.com/FREVS) as instructed on the enclosed proxy card; or

●      by mail, by completing, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose.

Q.	What should I do if only one set of voting materials for the Special Meeting is sent and there are multiple Trust stockholders in my household?

A.	Some banks, brokers and other nominee record stockholders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. The Trust will promptly deliver a separate copy of this document to you if you contact our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 505 Main Street, Suite 400, Hackensack, New Jersey 07601 or by telephone at (201) 488-6400.

Q.	How can I find out the results of the voting at the Special Meeting?

A.	We will announce the voting results by filing a Current Report on Form 8-K within four business days after the Special Meeting is held. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q.	Who can help answer my questions?

A.

If you have any questions about the proposals to approve the Plan of Liquidation or the adjournment of the Special Meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact: the Trust or our proxy solicitor, Georgeson.

First Real Estate Investment Trust of New Jersey, Inc.
Attention: Investor Relations

505 Main Street, Suite 400
Hackensack, New Jersey 07601
(201) 488-6400

or

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Stockholders, Banks and Brokers
Call Toll Free: 866-767-8867

RISK FACTORS

The following risk factors, together with general risks, the other information in this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference herein (see “Where You Can Find More Information” on page [___]), should be carefully considered by each stockholder before deciding whether to vote to approve the Liquidation Proposal as described in this proxy statement. In addition, our stockholders should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that we currently believe are the material risks of which our stockholders should be aware. However, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important to you.

Risk Factors Relating to the Winding-up and Liquidation of the Trust

We cannot determine at this time the amount or timing of final distributions to our stockholders in connection with our expected winding-up and liquidation because there are many factors, some of which are not within our control, that could affect the amount or timing of any such distributions.

The amounts that may ultimately be available for distribution to our stockholders are not yet known, and while we have included in this proxy statement estimates as to the approximate amounts of the aggregate final distributions to our stockholders, there are many factors that may affect the amounts available for distribution to our stockholders, including, among other things, the net proceeds available to us upon sale or disposition of our assets, any purchase price adjustments applicable to any such sale or disposition, the amount of any taxes, including withholding taxes and transfer taxes, imposed with respect to any such sale or disposition, the operating costs and amounts to be set aside for claims, liabilities and other obligations prior to and during the liquidation and winding-up process, and the time required to complete the liquidation of our assets.

Additional liabilities and obligations could arise.

We will retain liabilities that must be satisfied prior to any final distribution to our stockholders, and some of those liabilities are uncertain. Significant time could be required to resolve some of these liabilities, which could impact both the timing and the amount of any final distribution to our stockholders. Also, some liabilities may involve third party disputes or may be beyond our control. If we have underestimated our existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount and timing of distributions to our stockholders could be less than the amounts we have estimated. In addition, we may be required under applicable law, or it may be necessary in order to maintain our REIT status, to hold back for distribution at a later date some of the estimated amounts that we currently anticipate distributing to our stockholders. For the foregoing reasons, among others, there can be no assurance as to the timing and amount of any final distributions to our stockholders, even if the Liquidation Proposal is approved.

The Board may delay implementation of the Plan of Liquidation even if the Liquidation Proposal is approved by our stockholders.

The Board has adopted and approved the Plan of Liquidation providing for the winding-up and complete liquidation of the Trust, including the sale of all assets of the Trust or the transfer of assets to a liquidating trust and the dissolution of the Trust. Nevertheless, and while there is no current intention to do so, the Board could delay implementation of the Plan of Liquidation for any reason. Even if the Liquidation Proposal is approved by our stockholders, and while there is no current intention to do so, the Board could amend or modify the Plan of Liquidation, without further action or approval by our stockholders to the extent permitted under applicable law.

If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.

In calculating our estimated range of liquidating distributions, we assumed that we will be able to find buyers for all of our assets at amounts equal to or in excess of the low end of our estimated range of values for each asset. We, however, may have overestimated the sales prices that we will be able to obtain for these assets or underestimated the costs associated with such sales. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of an asset’s value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our stockholders would be delayed or reduced. Furthermore, the projected liquidating distribution is based upon our estimated range of values for each asset based on current market conditions and asset operations, but real estate market values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. The net liquidation proceeds from each asset may also be affected by the terms of prepayment or assumption costs associated with debt encumbering each asset. In addition, minority ownership matters, transactional fees and expenses, environmental contamination at our properties or unknown liabilities, if any, may adversely impact the net liquidation proceeds from those assets.

If any of the parties to our future sale agreements default thereunder, or if these sales do not otherwise close, our liquidating distributions may be delayed or reduced.

If you approve the Plan of Liquidation, we will seek to sell all of our remaining assets. The consummation of the potential sales for which we will enter into sale agreements in the future will be subject to satisfaction of closing conditions. If any of the transactions contemplated by these future sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the assets which we may be unable to do promptly or at prices or on terms that are not as favorable as the original sale agreement. We will also incur additional costs involved in negotiating a new sale agreement for this asset. These additional costs are not included in our projections. In the event that we incur these additional costs, our liquidating payments to our stockholders would be delayed or reduced.

If we are unable to maintain the occupancy rates of currently leased space and lease currently available space, if tenants default under their leases or other obligations to us during the liquidation process or if our cash flow during the liquidation is otherwise less than we expect, our liquidating distributions may be delayed or reduced.

In calculating our estimated liquidating distributions, we assumed that we would maintain the occupancy rates of currently leased spaces, that we would be able to rent certain currently available space and that we would not experience any significant tenant defaults during the liquidation process that were not subsequently cured. Negative trends in one or more of these factors during the liquidation process may adversely affect the resale value of the properties, which would reduce our liquidating distributions. To the extent that we receive less rental income than we expect during the liquidation process, our liquidating distributions will be reduced. We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us.

If our transaction costs, liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.

Before making the liquidating distributions on our Shares, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. The Board may also decide to acquire one or more insurance policies covering unknown or contingent claims against us or them, for which we would pay a premium which has not yet been determined. The Board may also decide to establish a reserve fund to pay these contingent claims. The amounts of transaction costs in the liquidation are not yet final, so we have used estimates of these costs in calculating the amounts of our projected liquidating distributions. To the extent that we have underestimated these costs in calculating our projections or we incur unforeseen additional costs, our actual liquidating distributions may be lower than our estimated range. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced. Further, if a reserve fund is established, payment of liquidating distributions to our stockholders may be delayed or reduced.

You may not receive any profits resulting from the sale of one or more of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.

If you approve the Plan of Liquidation, you may experience a delay before receiving your share of the net proceeds of such liquidation. In a liquidation, we may sell our assets either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We do not have any limitations or restrictions on taking such purchase money obligations. To the extent we receive promissory notes or other property in lieu of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. We may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years. In such event, you may experience a delay in the distribution of the net proceeds of a sale until such time as the installment payments are received.

We may fail to continue to qualify as a REIT, which would reduce the amount of any potential distributions.

While we do not presently intend to terminate our REIT status prior to the final distribution of our assets or the establishment of a liquidating trust, pursuant to the Plan of Liquidation, we may take actions that could result in such a loss of REIT status. To qualify as a REIT, we must satisfy various ongoing requirements relating to the nature of our gross assets and income, the timing and amount of distributions and the composition of our stockholders. There can be no assurance that we will be able to maintain our REIT qualification. We may encounter difficulties satisfying these requirements as part of the liquidation process. If we lose our REIT status, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years, and we would not be entitled to a tax deduction for distributions that we make. We would also be subject to increased state and local taxes. As a result of these consequences, our failure to qualify as a REIT could substantially reduce the funds available for distribution to our stockholders.

The sale of properties may cause us to incur penalty taxes, fail to maintain our REIT status, or own and sell properties through taxable REIT subsidiaries (“TRSs”), each of which would reduce the amount available for distribution to our stockholders, and we may defer the sale of certain properties to mitigate such risks, which may delay and/or reduce the amount available for distribution to our stockholders.

The sale of one or more of our properties may be considered a prohibited transaction under the Internal Revenue Code of 1986, as amended (the “Tax Code”). Any “inventory-like” sales or dealer sales could be considered such a prohibited transaction. If we are deemed to have engaged in a “prohibited transaction” (i.e., sale of a property held by us primarily for sale in the ordinary course of our trade or business), all net gain that we derive from such sale would be subject to a 100% excise tax. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances, and no assurance can be given that no property sold by us will be treated as inventory or as property held for sale to customers. Further, the sale of our properties in anticipation of or in connection with the Plan of Liquidation may not satisfy certain prohibited transaction safe-harbor provisions of the Code, depending on the circumstances in which such sales are completed. Accordingly, no assurance can be given that we can prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary (a “TRS”) or other taxable corporation, although such income will be subject to tax in the hands of the TRS or other taxable corporation at regular corporate income tax rates.

We believe that all of our properties are held for investment and the production of rental income, and, accordingly, although the sale of our properties in anticipation of or in connection with the Plan of Liquidation likely will not satisfy the prohibited transaction safe harbor described above, we nevertheless believe based upon the facts and circumstances of such sale transactions that such sales should not be treated as prohibited transactions. However, there can be no assurance that the IRS will not successfully assert that sales of our properties are prohibited transactions which are subject to the 100% tax.

Distributing interests in a liquidating trust may cause you to recognize gain prior to the receipt of cash.

The REIT provisions of the Tax Code generally require that each year we distribute as dividends to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gains). Our liquidating distributions generally will not qualify as deductible dividends for this purpose unless, among other things, we make such distributions within 24 months after the adoption of the Plan of Liquidation.

Conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our assets at acceptable prices during such period. In such event, rather than retain our assets and risk losing our status as a REIT, we may elect to transfer our remaining assets and liabilities to a liquidating trust. In addition, the Board may cause the Trust to transfer its remaining assets and liabilities to a liquidating trust if the Board determines, in its discretion, that it is advantageous or appropriate to do so for any other reason. Such a transfer would be treated as a distribution of our remaining assets to our stockholders, together with a contribution of the assets to the liquidating trust. As a result, you would recognize gain to the extent that your share of the cash and the net fair market value of any assets (less liabilities assumed) received or initially held by the liquidating trust was greater than your basis in your Shares, regardless of whether you contemporaneously receive a distribution of cash with which to satisfy any resulting tax liability, and the Trust may have withholding tax obligations with respect to non-U.S. stockholders. See “Material United States Federal Income Tax Consequences—Tax Consequences of the Liquidating Trust.” In addition, it is possible that the fair market value of the assets received or initially held by the liquidating trust, as estimated for purposes of determining the extent of your gain at the time at which interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a later sale of the assets. In this case, you could recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, the deductibility of which may be limited under the Tax Code. The distribution to stockholders of interests in a liquidating trust may also cause ongoing adverse tax consequences (particularly to tax-exempt stockholders who may be subject to unrelated business income tax and non-U.S. stockholders, who may be subject to U.S. tax on income effectively connected with a U.S. trade or business and required to file U.S. tax returns with respect to their share of income generated by the liquidating trust).

The Trust may have insufficient cash to distribute all of its capital gains.

It is possible that we may not have sufficient cash after the satisfaction of our debt obligation to make liquidating distributions in excess of our taxable income. In that case, we would expect to be subject to corporate income tax (currently at a rate of 21%) on any retained earnings. We anticipate we will have sufficient cash to make distributions at least equal to our “real estate investment trust taxable income” (determined without regard to the dividends paid deduction and by excluding any net capital gains) but may not have sufficient cash to distribute all capital gains, and, as a result, any retained earnings will be subject to corporate tax. See “Material United States Federal Income Tax Consequences—Tax Consequences to the Trust” and “Material United States Federal Income Tax Consequences—Tax Consequences to U.S. Stockholders.”

Our entity value may be adversely affected by approval of the Plan of Liquidation.

Once our stockholders approve the Plan of Liquidation, we will be committed to winding-up our operations. This may adversely affect the value that a potential acquirer might place on us or our ability to sell the Trust as a whole. It may also preclude other possible courses of action not yet identified by the Board.

Unless purchasers assume certain of our mortgages, the sale of our properties pursuant to the Plan of Liquidation will trigger prepayment fees or defeasance charges on certain mortgages.

The sale of our properties pursuant to the Plan of Liquidation will trigger prepayment fees or defeasance charges on certain mortgages unless the purchasers assume (and/or are allowed to assume) the corresponding mortgage(s). We may be unsuccessful in negotiating the assumption of any underlying mortgages in the sale of any of our properties, which could negatively affect the amount of cash available for distribution pursuant to the Plan of Liquidation.

There can be no assurance that our adoption of the Plan of Liquidation will result in greater returns to you on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time.

If our stockholders approve the Plan of Liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. While the Board believes that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, such belief relies on certain assumptions and judgments concerning future events. Therefore, it is possible that continuing with the status quo or pursuing one or more of the other alternatives could provide you with a greater return within a reasonable period of time. In that case, we will be foregoing those opportunities if we implement the Plan of Liquidation. If the Plan of Liquidation is not approved by you and our other stockholders, the Board intends to evaluate our remaining strategic alternatives.

Other Risks Relating to the Liquidation Proposal

Stockholders may be liable to our creditors, up to the amounts received from us pursuant to the Plan of Liquidation, if our reserve fund or the assets transferred to a liquidating trust are inadequate.

If our stockholders approve the Liquidation Proposal, we intend to dispose of our assets, discharge, pay or set aside reserves for our liabilities, including contingent liabilities, and distribute to our stockholders any remaining assets pursuant to the Plan of Liquidation as soon as practicable. In the event that it should not be feasible, in the opinion of the Board, for the Trust to pay, or adequately provide for, all of our debts and liabilities, or if the Board shall determine it is advisable, the Board may establish a liquidating trust to which the Trust could distribute in kind its unsold assets.

Any reserve fund or assets transferred to a liquidating trust established by us may not be adequate to cover any contingent expenses and liabilities. Under Maryland law, if we make distributions and fail to maintain an adequate reserve fund or fail to transfer adequate assets in a liquidating trust for payment of our contingent expenses and liabilities, each stockholder could be held liable for payment to our creditors of such amounts owed to creditors which we fail to pay. The liability of any stockholder would be limited to the amount of such liquidating distributions previously received by such stockholder from us or the liquidating trust. Accordingly, in such event, a stockholder could be required to return part or all such distributions received from the Trust or the liquidating trust. If a stockholder has paid taxes on liquidating distributions previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. If we decide to establish a reserve fund or transfer assets to a liquidating trust to provide for any unknown or outstanding liabilities and expenses, it may delay distributions our stockholders would otherwise receive.

During the course of the liquidation process, we will change our basis of accounting, which could require us to write down our assets.

For as long as appropriate, we intend to continue to use the going-concern basis of accounting. Under the going-concern basis, assets and liabilities are expected to be realized in the normal course of business. However, long-lived assets that are classified as held for sale should be reported at the lower of carrying amount or estimated fair value less cost to sell. For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets. If our management determines that, based on all available information, we cannot recover those carrying amounts, an impairment loss will be recognized to the extent the carrying amounts exceed their estimated fair values.

During the course of the liquidation process, we will eventually change our basis of accounting from the going-concern basis to the liquidation basis of accounting. In order for our financial statements to be in accordance with GAAP under the liquidation basis of accounting, generally all of our assets must be measured at the estimated amount of consideration we expect to collect and all of our liabilities must be measured at the contractual amounts due or the estimated amounts at which the liabilities are expected to be settled. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Liquidation. There is a risk that the liquidation basis of accounting may result in write-downs of certain of our assets to values substantially less than their carrying amounts and may require that certain of our liabilities be increased or recorded to reflect the anticipated effects of the liquidation.

The Trust will likely continue to incur the expenses of complying with public company reporting requirements.

Following our wind-up and liquidation, we will likely be required to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with these reporting requirements is economically burdensome. To the extent such compliance is required, in order to curtail expenses, we may seek relief from the Securities and Exchange Commission (the “SEC”) from certain of the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our wind-up and liquidation, along with any other reports that the SEC might require, but would discontinue filing Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Approval of the Plan of Liquidation, and the actions and transactions contemplated thereby, may lead to stockholder litigation which could result in substantial costs and distract management.

Historically, extraordinary corporate actions such as the proposed Plan of Liquidation, and the actions and transactions contemplated thereby, sometimes lead to securities class action lawsuits being filed against the company taking such actions. We may become involved in this type of litigation as a result of the Liquidation Proposal, which risk may be increased if our stockholders approve this proposal. As of the date of this proxy statement, no such lawsuits related to the Plan of Liquidation, and the actions and transactions contemplated thereby, were pending or, to our knowledge, threatened. However, if such a lawsuit is filed against us, the litigation is likely to be expensive, and, even if we ultimately prevail, the process will divert our attention from our wind-up and liquidation. If we were not to prevail in such a lawsuit, we cannot predict the amount of any damages for which we may be obligated. However, if applicable, any such damages may be significant and may reduce the amounts available for final distributions to our stockholders.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Trust intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Exchange Act. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of our business and its performance, the economy, and other future conditions and forecasts of future events and circumstances. When used in this proxy statement, the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “approximately,” “plan,” “continue,” “pro forma,” “may,” “will,” “seek,” “should” and “could,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters, are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Some factors that might cause such a difference include, but are not limited to, government regulation, economic, strategic, political and social conditions, and the various other risks described in this proxy statement under the section entitled “Risk Factors” beginning on page 16, as well as those set forth in our other SEC filings incorporated by reference herein. Given these uncertainties, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they were made. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

SPECIAL MEETING OF THE STOCKHOLDERS OF FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

When and Where the Special Meeting Will Be Held

The Special Meeting of the stockholders of the Trust will be held at the Holiday Inn Hasbrouck Heights Meadowlands, 283 Route 17 South, Hasbrouck Heights, NJ 07604, on [September 29], 2026, at 10:00 a.m. (Eastern Daylight Savings Time).

What Will Be Voted Upon

The purpose of the Special Meeting is to consider and vote upon the following proposals:

1.	the Liquidation Proposal; and

2.	the Adjournment Proposal.

The Board does not currently intend to bring any business before the Special Meeting other than the specific proposals set forth above and specified in the notice of the Special Meeting, and is not aware of any other matters that are to be brought before the Special Meeting. If any other business properly comes before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the Shares represented thereby as the Board may recommend.

The matters to be considered at the Special Meeting are of great importance to the holders of Shares. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement and the annexes attached to this proxy statement, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, or by telephone or the Internet pursuant to the instructions on the enclosed proxy card.

The Board’s Recommendation

The Board has unanimously approved the Plan of Liquidation and the actions and transactions contemplated thereby and recommends that you vote FOR the Liquidation Proposal and FOR the Adjournment Proposal.

Which Stockholders May Vote

The Board has fixed the close of business on [July 31], 2026 as the record date for determining the holders of Shares that are entitled to receive notice of the Special Meeting and to vote their Shares at the Special Meeting and any adjournment or postponement of the Special Meeting. Only Trust stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting. Each outstanding Share is entitled to one vote on each of the proposals set forth in this proxy statement.

At the close of business on the record date, there were issued and outstanding 7,482,432 Shares.

How Do the Trust Stockholders Vote

The proxy card accompanying this proxy statement is solicited on behalf of the Board for use at the Special Meeting. Our stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the accompanying pre-addressed, postage-paid envelope. Our stockholders can also submit their proxy by telephone or the Internet pursuant to the instructions set forth on the enclosed proxy card. All proxies that are properly executed and returned, or submitted by telephone or the Internet, and that are not revoked, will be voted at the Special Meeting in accordance with the instructions indicated thereon. Executed or submitted but unmarked proxies will be voted FOR approval of the Liquidation Proposal and the Adjournment Proposal.

Quorum and Vote Required to Approve Each Proposal

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the Shares outstanding as of the record date for the Special Meeting will be necessary to constitute a quorum. On the record date, there were 7,482,432 Shares outstanding and entitled to vote. Accordingly, 3,748,698 Shares must be represented at the Special Meeting in person or by proxy to constitute a quorum.

Approval of the Liquidation Proposal requires the affirmative vote of the holders of Shares entitled to cast a majority of all votes entitled to be cast on the Liquidation Proposal. Approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast at the Special Meeting, whether or not a quorum is present.

Abstentions; Broker Non-Votes

The inspector of election at the Special Meeting will treat abstentions and Shares represented by proxies that reflect abstentions as Shares that are present and entitled to vote for the purpose of determining the presence of a quorum. An abstention will have the same effect as a vote “AGAINST” approval of the Liquidation Proposal but will have no effect on the Adjournment Proposal, other than in connection with determining whether a quorum is present.

Brokers who hold Shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Liquidation Proposal, and, as a result, absent specific instructions from the beneficial owner of such Shares, brokers will not vote those Shares on the Liquidation Proposal. This is referred to as a “broker non-vote.” Broker non-votes will be considered as “present” for purposes of determining a quorum. Broker non-votes will have the same effect as a vote against the Liquidation Proposal and no effect on the Adjournment Proposal. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain the voting instruction card. Your vote is important to the success of the proposals at the Special Meeting. We encourage all holders of Shares whose Shares are held in street name to provide their brokers with instructions on how to vote their Shares at the Special Meeting.

Revocability of Proxies

Stockholders of record who execute proxies may revoke them by giving written notice to, or by signing and delivering a new, valid proxy bearing a later date to, the Board at any time before such proxies are voted. Stockholders that submit a proxy by telephone or the Internet can revoke such proxy by submitting another proxy by telephone or the Internet at any time before such proxy is voted at the Special Meeting. Attendance at the Special Meeting will not have the effect of revoking a proxy unless the stockholder attending the Special Meeting notifies the Trust, in writing, of the revocation of the proxy at any time prior to the voting of the Shares represented by the proxy at the Special Meeting. If a stockholder’s Shares are held in “street name,” the stockholder must contact its broker, bank or other nominee to change its vote.

Solicitation of Proxies and Expenses of Solicitation

The Trust will bear the costs of printing, filing and mailing this proxy statement and will pay for the entire cost of soliciting proxies and holding the Special Meeting. In addition to mailed proxy materials, our directors and executive officers may also solicit proxies in person, by phone or by other means of communication. Our directors and executive officers will not be paid any additional compensation for soliciting proxies. We have also hired Georgeson to assist in the proxy solicitation process, and may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Assistance

If you have any questions about the Liquidation Proposal or the Adjournment Proposal or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

First Real Estate Investment Trust of New Jersey, Inc.
Attention: Investor Relations

505 Main Street, Suite 400
Hackensack, New Jersey 07601
(201) 488-6400

or

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Stockholders, Banks and Brokers
Call Toll Free: 866-767-8867

ITEM 1 – THE LIQUIDATION PROPOSAL

General

The Trust is seeking Stockholder approval of the Liquidation Proposal at the Special Meeting. The Plan of Liquidation, and the actions and transactions contemplated thereby, on May 12, 2026, was unanimously approved by the Board and declared as advisable and in the best interests of the Trust and holders of its Shares, subject to the approval of the Liquidation Proposal by our stockholders. The following summary describes the material provisions of the Plan of Liquidation and such actions and transactions. This summary does not purport to be complete and may not contain all of the information about the Plan of Liquidation that is important to you, and is qualified in its entirety by reference to the Plan of Liquidation which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read the Plan of Liquidation carefully and in its entirety for a more complete understanding of its terms.

Background of the Plan of Liquidation

The Board has periodically and in the ordinary course of business reviewed, with the Trust’s management team, the Trust’s long-term strategies and objectives. Despite the Board’s belief that the Trust has effectively executed on its outlined strategies and objectives, the Board has consistently considered that the Trust’s shares trade at a meaningful discount to the inherent value of the Trust’s assets and platform. Against that backdrop, the Board, from time to time, has evaluated and considered various potential strategic alternatives to the Trust’s existing business strategy, including potential strategic dispositions and the sale or liquidation of the Trust.

In 2020, the Board and stockholders of the Trust approved a Plan of Liquidation for the Trust, the effectiveness of which was conditioned on the consummation of the sale of certain of the Trust’s assets. The sale was not consummated and the Plan of Liquidation did not become effective. Since that date, the Trust has sold its commercial and residential properties located in Maryland. The Trust’s Franklin Crossing Shopping Center in New Jersey is currently under contract for sale to an affiliate of Regency Centers Corporation.

Recommendation of the Board and Reasons for the Plan of Liquidation

In connection with the Board’s review and evaluation of alternatives, on May 12, 2026, the Board, after careful review of the terms of the Plan of Liquidation, facts and circumstances relating to the Plan of Liquidation, and after consultation with management and our advisors, unanimously approved and declared advisable the Plan of Liquidation, subject to approval of the Liquidation Proposal by our stockholders, determined that it was in the best interests of the Trust and its stockholders that the Trust consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the Plan of Liquidation, and resolved to recommend that the stockholders of the Trust vote FOR the approval of the Liquidation Proposal. In making such determinations and recommendation, the Board considered numerous factors, including the following non-exhaustive list of material factors and benefits:

●	Jones Lang LaSalle’s Reasonableness Opinion and Related Analyses. The Board considered the financial analyses presented to the Board by JLL as well as the oral opinion of JLL delivered to the Board at the meeting on May 12, 2026, and confirmed in writing by delivery of an opinion letter dated May 12, 2026 to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and the limitations on the scope of review undertaken by JLL in connection with the opinions of JLL, the Trust’s estimated range of expected per share aggregate liquidating distributions is reasonable from a financial point of view. The full text of the opinion letter of JLL, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions of JLL, is attached as Annex B to this proxy statement and is incorporated herein by reference. We encourage you to read JLL’s opinion letter carefully and in its entirety. JLL’s opinions are limited solely to the reasonableness from a financial point of view of the Trust’s estimated range of expected per share aggregate liquidating distributions and do not address any other aspect of the winding-up and liquidation of the Trust pursuant to the Plan of Liquidation or the Trust’s underlying business decision to effect the Plan of Liquidation or the relative merits of the Plan of Liquidation as compared to any alternative business strategies or transactions that might be available with respect to the Trust. Neither JLL’s opinions nor the summary of its opinions and the related analysis set forth in this proxy statement is intended to be, and they do not constitute, advice or a recommendation to any Trust stockholder as to how such stockholder should vote or act with respect to any matters relating the Plan of Liquidation or otherwise.

●	Other Strategic Alternatives. The Board believes it is unlikely that any party would be willing to purchase all of the Trust or all of its assets in a single transaction that would result in more favorable outcome for our stockholders than the Plan of Liquidation, both in terms of likely stockholder return as well as certainty of completion, and that the termination of the Trust’s existence pursuant to the Plan of Liquidation is most likely to result in the greatest value for stockholders as compared to the Trust’s other strategic alternatives, including continuing to operate the business as an independent going concern.

●	The Board’s Knowledge. The Board’s knowledge of the business, operations, financial condition, earnings and prospects of the Trust, its knowledge of the current and prospective environment in which the Trust operates (including economic and market conditions) and its understanding of the challenges of continuing to operate the Trust as a stand-alone entity, including: the Trust’s relatively small scale compared to other publicly traded REITs; the disparate composition of the Trust’s assets and investments relative to other publicly traded REITs; a lack of economies of scale related to general and administrative expenses; and the Trust’s impaired cost of capital.

●	Share Price; Liquidity. The Board considered (i) the limited trading volume and the relatively stagnant price of the Shares over the past two years that was prevalent prior to the announcement of the Board’s determination to adopt and approve a Plan of Liquidation; (ii) the continued failure of the share price to reflect the underlying value of the Trust’s properties; and (iii) the certainty of liquidity that a liquidation offers.

●	Lack of Accretive Investments Opportunities. The nature of our business strategy which is to invest in real estate investment opportunities that (i) complement our existing investment portfolio, (ii) generate increased income and distributions to our stockholders, and (iii) increase the overall value of our portfolio and the lack of such investments in the current market environment which would be accretive to our stockholders particularly in light of our cost of capital.

●	Liquidation Range. The Board’s estimate that, based on current market conditions, the amount ultimately distributable per Share in connection with a liquidation would range from $24.44 to $30.03 after taking into account our costs, expenses and other obligations, and considering that we cannot assure you that the Trust will be successful in disposing of its assets at these values (see “Risk Factors” above).

●	All Cash Consideration. The expectation that all liquidating distributions will be paid in cash thereby eliminating the uncertainty associated with the receipt of noncash consideration.

●	Cost of Public Company Compliance. The costs of continuing to operate as a public company.

●	Federal Income Tax Benefits. The potential federal income tax benefits to our stockholders that may be derived from the adoption and approval of a plan of liquidation.

In addition to the risk factors noted above under “Risk Factors,” the Board also considered potentially negative factors in its deliberations concerning the liquidation, including the following:

●	Disposing of Remaining Assets. The Board considered that there could be unanticipated or unforeseen expenses that will or may be incurred in connection with the sale of our remaining assets and the continued operation of the Trust, which unanticipated or unforeseen expenses could result in stockholders receiving distributions of less than our investment strategy and minimum return parameters.

●	Inability to Make Future Investments. The Board considered the fact that the Trust would no longer be able to take advantage of future changes in market conditions which could provide for presently unforeseen opportunistic investments that satisfy our investment strategy and minimum return parameters.

●	Stockholders May Recognize Taxable Gain. The Board considered that (i) depending on their tax basis in their shares, stockholders may recognize taxable gain in connection with the completion of the liquidation, and (ii) we may determine to transfer unsold assets to a liquidating trust, which may cause our stockholders to recognize taxable gain at the time of such transfer and may have adverse tax consequences on tax-exempt and foreign stockholders.

●	No Further Participation in Future Earnings or Growth. The Board considered that, if the plan is approved and implemented, stockholders will no longer participate in any future earnings or growth of the Trust’s assets or benefit from any increases in their value once the Trust’s assets are sold.

●	Timing of Liquidation Process. As opposed to a business combination with a relatively short time frame during which a third party would acquire the Trust, the Board considered the fact that the liquidation process would likely involve a longer distribution process and will require the Trust to incur potentially larger administrative and other costs.

●	Certain Conflicts. The Board considered that certain conflicts of interest could exist for the Trust’s management in connection with the liquidation. The interests of our directors and executive officers in a Plan of Liquidation are generally aligned with the interests of our stockholders; however, certain of such directors and officers have interests which differ from or are in addition to those of our stockholders. As a result of their ownership interests in Hekemian & Co., each of Robert S. Hekemian, Jr., Chief Executive Officer, President and a director of the Trust, and David B. Hekemian, a director, has an interest in the Management Agreement (including as amended pursuant to the Second Amendment). In addition, Robert S. Hekemian, Jr., David B. Hekemian and members of their families have ownership interests in certain entities which are co-owners with the Trust of certain entities that own and operate Trust properties.

●	Share Price. The Board considered the possibility that, as we make distributions to stockholders of proceeds received from sales of properties pursuant to the Plan of Liquidation, the price of Shares could decrease by amounts greater than the amount of the distribution.

●	Future Liabilities. Future litigation or other contingent liabilities might prevent or delay the Trust from making liquidating distributions in the amounts contemplated, or at all.

●	Costs and Expenses. There are challenges estimating the costs and expenses of the liquidation process, including known and unknown or future costs and expenses that we cannot reasonably estimate at this time, which could be higher than anticipated.

●	Potential Market Disruptions. The risks of potential market disruptions that could impact the Trust’s ability to complete the sales of its assets, including other general risks outside the Trust’s control, such as changes in general economic or local conditions, changes in interest rates or availability of mortgage funds, supply and demand dynamics, changes in tax, real estate, environmental and zoning laws, occupancy percentages, lease rates, competition, the availability of suitable buyers, operating performance and the perceived quality and dependability of income flows, and potential major repairs or other contingent liabilities associated with the assets.

●	Continuation of the Status Quo. The possibility that continuing with the status quo or pursuing one or more other strategic alternatives could result in greater returns in a reasonable period of time than the liquidating distributions that would be paid to a stockholder under the Plan of Liquidation.

Opinion of Financial Advisor

Our Board of Directors retained JLL to act as the Board’s financial advisor in connection with the Plan of Liquidation. Jones Lang LaSalle Securities, LLC, a real estate investment banking affiliate of Jones Lang LaSalle, Americas, Inc., focuses on providing mergers and acquisitions advisory, equity placement and corporate finance services with core expertise and a depth of knowledge in the institutional real estate marketplace, and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. The Board selected JLL to act as the Board’s financial advisor in connection with the Plan of Liquidation and potential strategic alternatives after considering JLL’s qualifications, including its expertise in advising public companies in connection with the review of strategic alternatives, the experience of the JLL team, and the independence of JLL from the Trust and Hekemian & Co. in light of prior engagements between JLL (and its predecessor) and either the Trust and/or Hekemian & Co.

On May 12, 2026, at a meeting of the Board held to evaluate the Plan of Liquidation, JLL delivered to the Board its oral opinion, which was confirmed in writing by delivery of an opinion letter dated May 12, 2026 to the effect that, as of the date of the opinion letter and based on and subject to various assumptions and limitations described in its opinion letter,  the Trust’s estimated range of expected per share aggregate liquidating distributions is reasonable from a financial point of view.

The full text of JLL’s opinion letter to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the scope of review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of JLL’s opinion letter is qualified in its entirety by reference to the full text of the opinion letter. JLL delivered its opinions to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the estimated range of expected per share aggregate liquidating distributions. JLL’s opinion does not address any other aspect of the winding-up and liquidation of the Trust pursuant to the Plan of Liquidation or the Trust’s underlying business decision to effect the Plan of Liquidation or the relative merits of Plan of Liquidation as compared to any alternative business strategies or transactions that might be available with respect to the Trust. JLL’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the Liquidation Proposal.

In connection with rendering its opinions, JLL:

(i)	reviewed documentation provided by management of the Trust, including historical audited financial statements and certain internal financial statements and other operating data concerning the Trust prepared by the management of the Trust;

(ii)	analyzed certain financial forecasts prepared by the management of the Trust, which forecasts the Trust has represented to JLL are consistent with the best judgments of management of the Trust as to the future financial performance of the Trust and are the best currently available forecasts with respect to such future financial performance of the Trust;

(iii)	reviewed certain SEC filings of the Trust that JLL considered to be relevant;

(iv)	reviewed rent rolls of the Trust’s properties;

(v)	discussed the past and current operations, capitalization and financial condition and the prospects of the Trust with senior executives of the Trust;

(vi)	reviewed third-party research on the multi-family and retail real estate sectors from Green Street Advisors and other reputable sources;

(vii)	reviewed a draft Plan of Liquidation dated May 1, 2026 and certain related documents;

(viii)	performed financial analyses including a direct capitalization analysis and considered other factors as JLL deemed appropriate;

(ix)	analyzed precedent portfolio and single asset multi-family transactions as JLL deemed relevant;

(x)	reviewed the internal financial analyses and projections prepared by the Trust in order to calculate the Trust’s estimated range of per share liquidating distributions, which estimate is based in part on the Trust’s estimated range of the Trust’s property values; and

(xi)	performed such other analyses, studies and investigations, and considered such other factors, as JLL has deemed appropriate.

JLL assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with JLL (including information that is available from generally recognized public sources) for the purposes of its opinions. With respect to the financial projections provided to JLL, with the Trust’s consent, JLL assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of senior management of the Trust as to the future financial performance of the Trust and the other matters covered thereby. JLL assumes no responsibility for and expresses no view as to such forecasts or any other forward-looking information or the assumptions on which they are based, and JLL has relied upon the assurances of the senior management of the Trust that they are unaware of any facts that would make the information provided to or reviewed by JLL incomplete or misleading. In rendering JLL’s opinion, JLL expresses no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. JLL has not performed an independent appraisal of the assets and liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Trust, including its real estate portfolio, nor has JLL been furnished with any such appraisals, and with the Trust’s consent, JLL has relied upon and assumed the accuracy of information provided by the Trust concerning: (i) potential environmental liabilities; (ii) deferred maintenance and other property capital needs; (iii) the Trust’s ownership interest in each of its properties and the economic terms of any interests held by other parties in such properties; (iv) the Trust’s ownership interests in the billboard and vacant land parcels, each located in New Jersey, and the economic terms associated with such interests, (v) the number of Shares outstanding; and (vi) the balance sheet value determinations for non-real estate assets and liabilities of the Trust and any liquidation expense and other adjustments to determine the Trust’s estimated range of expected per share aggregate liquidating distributions. In particular, JLL does not express any opinion as to the value of any asset or liability of the Trust or any of its subsidiaries, whether at current market prices or in the future. JLL has not assumed any obligation to conduct, nor has JLL conducted, any physical inspections of the properties or facilities of the Trust. In arriving at its opinion, JLL has not taken into account any litigation that is pending or may be brought against the Trust or any of its affiliates or representatives. JLL has been advised by the Trust that the Trust has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and further has assumed, at the direction of the Trust, that the Plan of Liquidation will not adversely affect such status or operations of the Trust.   In addition, JLL has not evaluated the solvency of any party involved in the Company’s liquidation under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, JLL assumed that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Trust or any of its subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Trust or any of its subsidiaries, were made available to JLL.

JLL also assumed, with the Trust’s consent, that the final Plan of Liquidation will not differ in any material respect from the draft Plan of Liquidation reviewed by it and that the Company’s liquidation will be consummated in accordance with the terms set forth in the Plan of Liquidation without modification, waiver or delay, except, in each case, as would not be material to JLL’s analyses. In addition, JLL assumed, with the Trust’s consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the transactions contemplated by the Plan of Liquidation will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect be material to JLL’s analyses, have an adverse effect on the Trust or the contemplated benefits of the transactions contemplated by the Plan of Liquidation. Furthermore, JLL assumed, with the Trust’s consent, that the Trust will not incur any fees or costs associated with liabilities, reserves or insurance for liabilities, contingent or otherwise, during the term of the Plan of Liquidation which are not accrued in or anticipated to be paid during the Plan of Liquidation and, therefore, considered in the estimated range of expected per share aggregate liquidating distributions, and further, that the timing of the Plan of Liquidation will occur consistent with management’s best estimates for the Plan of Liquidation and as reflected in the calculations of the estimated range of expected per share aggregate liquidating distributions. In addition, JLL is not a legal, accounting, regulatory or tax expert and with the Trust’s consent, JLL relied, without independent verification, on the assessment of the Trust and its advisors with respect to such matters. JLL’s opinions were necessarily based on economic, market and other conditions as in effect on, and the information made available to JLL as of, May 12, 2026. It should be understood that, although subsequent developments may affect these opinions and the assumptions used in preparing them, JLL does not have any obligation to update, revise or reaffirm its opinion letter. The credit, financial and stock markets as well as industries in which the Trust operate have experienced, and continue to experience, volatility and JLL expresses no opinion or view as to any potential effects of such volatility on the Trust or the transactions contemplated by the Plan of Liquidation.

JLL’s opinion letter addresses only the reasonableness, from a financial point of view, of the Trust’s estimated range of expected per share aggregate liquidating distributions, and JLL does not express any view as to the fairness or reasonableness of the transactions contemplated by the Plan of Liquidation to, or any consideration of, the holders of any other class of securities of the Trust, creditors or other constituencies of the Trust or its subsidiaries or any other term of the Plan of Liquidation or the other matters addressed by the Plan of Liquidation. JLL has not been asked to, nor did it, offer any opinion as to any other term or aspect of the liquidation or the Plan of Liquidation or any other agreement or instrument contemplated by or entered into in connection with the Plan of Liquidation or the likely timeframe in which the transactions contemplated by the Plan of Liquidation will be consummated. Furthermore, JLL expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, employees or other affiliates of, including Hekemian & Co., or any class of such persons, relative to the consideration to be received by the Trust’s stockholders in the transactions contemplated by the Plan of Liquidation or with respect to the fairness of any such compensation. JLL does not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Plan of Liquidation, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which JLL understands the Trust has received such advice as they deem necessary from qualified professionals, and which advice JLL has relied upon in rendering its opinion. JLL expresses no view or opinion as to the financing of any transactions entered into while implementing the Plan of Liquidation or the terms or conditions upon which it is, or may be, obtained. JLL’s opinions do not address the underlying business decision of the Trust to approve or implement the Plan of Liquidation or the relative merits of the Plan of Liquidation as compared to any strategic alternatives that may be available to the Trust.

Summary of Financial Analysis

The following is a summary of the material financial analyses provided by JLL to the Board in connection with the Plan of Liquidation. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinions of, JLL, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by JLL.

JLL compared each of the implied value ranges in the analyses detailed below to the range of liquidating distributions per share as estimated by the Trust’s management of $24.44 to $30.03 as follows:

Direct Capitalization Analysis

Utilizing a range of capitalization rates determined based upon reviews of published surveys of buyers of similar properties and by a review of comparable sale transactions, as described below, JLL capitalized the projections consolidating next-twelve months NOI (as of February 28, 2026) for the Trust properties. JLL established an estimated range of direct capitalization rates for each of the Trust properties based upon its review of the NOI being capitalized, a review of each such property’s market and historical operating trends and information concerning capitalization rates from published national surveys and regional sale data. Values for certain properties with redevelopment plans were determined on a return on cost basis.  JLL then subtracted aggregate indebtedness and the Trust’s projected liquidation expenses, added cash flow from operations net of corporate expenses and added the Trust’s aggregate cash on hand and other assets at book value from the implied aggregate gross asset value range, and divided the resulting value range by the number of the Trust’s fully-diluted outstanding Shares to yield an estimated range of per share liquidating distributions.

This analysis indicated the approximate implied range of aggregate liquidating distributions per share of $24.61 to $31.18 and an approximate implied gross value range of $287 million to $338 million.

Comparable Asset Transactions

JLL reviewed comparable retail and multi-family single-asset transactions and selected certain transactions based on a number of factors, including age as determined by the year the asset was built and size as measured by number of square feet of the single-asset transactions as compared to the sale of the Trust properties pursuant to the Plan of Liquidation.

JLL determined, based on a sum of the parts valuation, a range of gross asset values for each of the Trust’s properties by applying the cap rates implied by the selected comparable asset transactions (calculated separately for retail and multi-family properties) from the 25th percentile to the 75th percentile to the consolidating next-twelve months net operating cash flow (as of February 28, 2026) for each of the Trust properties (see “Projected Financial Information”). JLL then aggregated the range of gross asset values for each property to imply a range of gross asset value for the Trust in the aggregate. Values for certain properties with redevelopment plans were determined on a return on cost basis.  JLL then subtracted aggregate indebtedness and the Trust’s projected liquidation expenses, added cash flow from operations net of corporate expenses and added the Trust’s aggregate cash on hand and other assets at book value from the implied aggregate gross asset value range, and divided the resulting value range by the number of the Trust’s fully-diluted outstanding Shares to yield an estimated range of per share liquidating distributions.

No transaction or the underlying assets involved in such transactions in this analysis is identical or directly comparable to the Trust or the transactions being contemplated by the Plan of Liquidation. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the analysis.

This analysis indicated the approximate implied range of aggregate liquidating distributions per share of $26.30 to $32.23 and an approximate implied gross value range of $300 million to $346 million.

General

As noted above, the discussion set forth above is a summary of the material financial analyses and other factors reviewed by JLL with the Board in connection with the transactions contemplated by the Plan of Liquidation and is not a comprehensive description of all analyses undertaken or factors considered by JLL. The preparation of a financial opinion or analyses is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. JLL believes that the analyses summarized above must be considered as a whole. JLL further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying JLL’s analyses and opinions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, JLL considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Trust. The estimates of the future performance of the Trust in or underlying JLL’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by JLL’s analyses. These analyses were prepared solely as part of JLL’s analysis of the reasonableness, from a financial point of view, of the estimated range of expected per share aggregate liquidating distributions, and were provided to the Board in connection with its evaluation of the transactions contemplated by the Plan of Liquidation. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be JLL’s view of the estimated range of expected per share aggregate liquidating distributions.

The Trust paid JLL a fee of $400,000 upon delivery of its opinion letter. If JLL delivers additional opinions, it will be entitled to a fee of $50,000 for each additional opinion delivered. The Trust has also agreed to pay JLL a fee (an “Asset Transaction Fee”) equal to 0.75% of the gross asset value if certain specified properties are sold, which includes amount paid or payable to the Trust by a purchaser of certain specified properties, including any equity co-investment or joint venture interest rolled into the transaction, plus the amount of purchase money financing provided by the Trust for the transaction and the amount of any indebtedness assumed or repaid by the purchaser of the property. In the event of a transaction which results in a purchaser owning more than 50% of the Company’s equity securities or consolidated assets, JLL will be entitled to a fee equal to 0.75% of the aggregate transaction value less any sale proceeds received and not distributed by the Trust from a transaction for which an Asset Transaction Fee was paid to JLL. If the Trust enters into a definitive agreement for a transaction as to which JLL is entitled to a fee, but the transaction does not occur, JLL will be entitled to the lesser of (i) 15% of any breakup, termination or similar fee paid to the Trust in connection with the transaction (after deducting the out-of-pocket fees and expenses incurred in connection with the transaction) and (ii) the amount that would have been payable to JLL if the transaction was consummated. In addition, the Trust has agreed to reimburse JLL for its reasonable travel and third-party out-of-pocket expenses incurred in connection with JLL’s engagement and to indemnify JLL and certain related parties for liabilities arising in connection with its engagement.

JLL’s opinion letter was approved by a committee of JLL’s investment banking and other professionals in accordance with its customary practice. JLL and its affiliates comprise a full-service securities firm engaged in investment, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies and individuals.

JLL and its affiliates in the two years preceding the date of the opinion letter, provided financial advisory services to an affiliate of the Trust and have received compensation for the rendering of these services. Such relationships included arranging for placement of debt financings, which have resulted in completed engagements with aggregate fees of $84,315 and one ongoing engagement with respect to a debt placement with an anticipated fee of $206,250. JLL and its affiliates would expect to receive compensation.

Projected Financial Information

As a matter of course, the Trust does not publicly disclose long-term Projections or internal Projections of our future performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with our review of strategic alternatives described in this proxy statement, the Board of Directors authorized senior management to prepare and provide to our .Board and JLL certain non-public, unaudited prospective financial information to assist our Board and JLL in considering, analyzing and evaluating our strategic alternatives.

The projections set forth below (the “Projections”), prepared in April 2026, were considered by our Board and JLL in evaluating our strategic alternatives, including the Plan of Liquidation. EisnerAmper LLP, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, the Projections. The Projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

The Projections reflect numerous estimates and assumptions. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond our control and may cause the Projections or the underlying assumptions to be inaccurate.

The Projections should be evaluated. in conjunction with the historical financial statements and other information regarding the Trust contained in our public filings with the SEC. There can be no assurance that the Projections will be realized or that our actual results will not be significantly higher or lower than projected.

Except as required by applicable securities laws, we do not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The Projections are forward-looking statements and are protected accordingly under the securities laws. For information on factors that may cause our future financial results to materially vary see “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2025, filed with the SEC.

In light of the foregoing factors and the uncertainties inherent in the Projections, we caution our stockholders not to place undue, if any, reliance on the Projections included in this proxy statement.

The following is a summary of the financial Projections for the Trust used to determine the estimated net asset value per share to be received from the liquidation of the Trust:

(000s Except Per Share Value)
Estimated Gross Value of Properties and Other Assets(1)	Mortgage Debt	Estimated Net Liquidation Expenses	Estimated Net Asset Value	Estimated Per Share Net Asset Value
$341,038	$(120,249)	$(20,060)	$200,729	$26.83

(1)	Represents adjusted trailing twelve-month net operating income (NOI) calculated using a blended capitalization rate of 5.63% for properties not subject to executed sales contracts and based on actual sales prices for properties under contract. NOI reflects operating revenue and expenses directly attributable to the Trust’s real estate properties. It excludes deferred rents (including straight-line rent adjustment), depreciation and amortization, financing costs and certain other non-operating items.

Purpose of the Plan of Liquidation; Certain Effects of the Liquidation

The principal purpose of the Plan of Liquidation is to maximize the value we provide to our stockholders. In the liquidation, we will sell or otherwise dispose of all of our assets (including, without limitation, any assets held by our subsidiaries), and the ultimate purchasers of those assets will be the sole beneficiaries of any earnings and appreciation thereof.

Pursuant to the Plan of Liquidation, we will wind-up our operations, pay or provide for our liabilities and expenses, dissolve, and distribute the remaining proceeds of the liquidation of our assets to our stockholders either directly or through a liquidating trust.

Principal Provisions of the Plan of Liquidation

Pursuant to the Plan of Liquidation we will, among other things, undertake the following:

●	sell, or otherwise dispose of, all of our remaining assets (including, without limitation, any assets held by our subsidiaries) in exchange for cash, notes or such other assets, upon such terms as the Board may deem advisable, and without further approval of the Trust’s stockholders;

●	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;

●	distribute the remaining proceeds of the sale and our liquidation to our stockholders after the payment of or provision for our liabilities and expenses, and take all necessary or advisable actions to wind-up our affairs and dissolve our existence; and

●	wind-up our operations and liquidate and dissolve the Trust, all in accordance with the Plan of Liquidation attached hereto as Annex A.

Assets of the Trust and its Subsidiaries

The Trust and certain of its subsidiaries currently own the following real properties:

Asset	Location
Residential Properties
The Pierre	Hackensack, NJ
Station Place	Red Bank, NJ
Boulders at Rockaway	Rockaway, NJ
Steuben Arms	River Edge, NJ
Berdan Court	Wayne, NJ
Westwood Hills Apartments	Westwood, NJ
The Regency Club	Middletown, NY

Commercial Properties
Franklin Crossing	Franklin Lakes, NJ
Glen Rock Retail Stores	Glen Rock, NJ
Bank Branch	Rockaway, NJ
Preakness Shopping Center	Wayne, NJ
Westwood Plaza	Westwood, NJ

Vacant Land
4.27 acres	Franklin Lakes, NJ
2.1 acres	Wayne, NJ
1.0 acre	Rockaway, NJ

Amount and Timing of Distributions to the Trust Stockholders

If our Stockholders approve the Liquidation Proposal, we currently anticipate making distributions to stockholders over time in connection with the Plan of Liquidation, taking into account estimated transaction expenses and payment of liabilities, in an amount that we estimate will range from $24.44 to $30.03 per share, less any applicable withholding taxes.

Notwithstanding our estimates, we cannot predict with any certainty the exact timing, amount or number of distributions to our stockholders, as uncertainties as to the net proceeds available to us upon sale or disposition of our assets, any purchase price adjustments applicable to any such sale or disposition, the amount of any taxes, including withholding taxes and transfer taxes, imposed with respect to any such sale or disposition, the operating costs and amounts to be set aside for claims, liabilities and other obligations prior to and during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions.

If we have underestimated our existing obligations and liabilities or if unanticipated or contingent liabilities arise, or if we overestimated the amount we would receive from the disposition of our remaining assets, the amount ultimately distributed to our stockholders could be less than the estimated amounts set forth above. Ultimately, the aggregate of all liquidating distributions may be less or more than the amounts we anticipate. No assurance can be given as to the amounts our stockholders will ultimately receive. The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by the Board in its discretion. If you transfer your Shares during the liquidation, the right to receive further liquidating distributions will transfer with those shares.

Liquidating Trust

Under the terms of the Plan of Liquidation, upon a determination made by the Board, if in its discretion it is advantageous or appropriate to do so, we may transfer any remaining assets, including any reserve fund or other cash on hand, and liabilities to a liquidating trust and distribute interests in the liquidating trust to our stockholders. The creation of a liquidating trust will allow us to avoid most of the costs of operating as a public company and enable us to maintain our status as a REIT. Upon establishing a liquidating trust, our stockholders will receive interests in the liquidating trust in proportion to the number of Shares owned by such stockholders. Such interests in the liquidating trust (i) will not be transferable (except by will, intestate succession or operation of law) and (ii) will not be represented by certificates. The purpose of the liquidating trust will be to liquidate any remaining assets on terms satisfactory to the trustees or similar members of the governing body of the liquidating trust and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the stockholders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied. Approval of the Liquidation Proposal will constitute the approval by our stockholders of, in the discretion of the Board, the establishment of a liquidating trust, the Board’s appointment of one or more individuals, who may or may not be former members of the Board or officers, or corporate persons to act as trustees or similar members of the governing body of the liquidating trust in the terms of any declaration of trust or other governing instruments of the liquidating trust that may be adopted and approved by the Board. As noted above, the interests in the liquidating trust will not be freely transferable. Therefore, the recipients of interests in the liquidating trust will not realize any value from these interests unless and until the liquidating trust distributes cash or other assets to them, which will be solely in the discretion of the trustees or similar members of the governing body of the liquidating trust. There may be certain adverse tax consequences to our stockholders of receiving and owning interests in a liquidating trust as described under the heading “Material United States Federal Income Tax Consequences” beginning on page 37.

Termination

The Plan of Liquidation authorizes and empowers the Board and such officers, managers, agents or other representatives of the Trust as the Board may authorize and direct, when appropriate, as determined by the Board in its discretion, to take such action as necessary to terminate the existence of the Trust by voluntary dissolution under applicable law, to determine the effective date of such dissolution and, to the extent required, to notify any applicable governmental authority of such dissolution.

Interests of Our Directors and Executive Officers

The interests of our executive officers and directors of the Trust in the winding-up and liquidation of the Trust pursuant to the Plan of Liquidation are generally aligned with the interests of our stockholders; however, certain of such directors and officers have interests which differ from or are in addition to those of our stockholders.

Transactions with Hekemian & Co.

Each of Robert S. Hekemian, Jr. and David B. Hekemian owns a 33.3% equity interest in Hekemian & Co. The balance of the equity interests in Hekemian & Co. is held by other members of the Hekemian family.

Hekemian & Co. serves as the manager of the Trust pursuant to the Management Agreement which became effective as of March 1, 2001. The term of the Management Agreement was automatically renewed as of November 1, 2025 for a two-year period expiring October 31, 2027. The term of the Management Agreement automatically renews for periods of two years unless either party gives not less than six months’ prior notice to the other of the non-renewal. The Trust may terminate the Management Agreement (i) without cause upon one year’s prior written notice, (ii) for cause if Hekemian & Co. has not cured an event of default within 30 days of receipt of notice of termination from the Trust or (iii) in the event of an acquisition of the Trust where the Trust ceases to effectively exist as an operating entity. The Management Agreement provides for a termination fee in the event of a termination by the Trust without cause or following a merger or acquisition of the Trust.

On May 13, 2026, in connection with the transactions contemplated by the Plan of Liquidation, the Trust and Hekemian & Co. entered into a Third Amendment to the Management Agreement. The Third Amendment provides that upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in each Trust Property, including sales or dispositions of a managed property in furtherance of the Plan of Liquidation, the Management Agreement shall automatically terminate with respect to such property and the Trust shall pay to Hekemian & Co. (a) any and all commissions and fees for management services and reimbursement required to be paid by the Trust pursuant to the Management Agreement in respect of the applicable property up to the termination date, calculated on a pro rata basis plus (b) a termination fee in respect to such property equal to the product of (x) the Trust’s direct or indirect percentage ownership interest in such property times (y) 2.5 times (z) one (1) year’s Base Management Fee in respect of such property. The Base Management Fee is computed by dividing the annual base management fee allocable to the applicable property paid by the Trust to Hekemian & Co. over the immediately prior three (3) fiscal years prior to such termination by three (3).

Upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in a managed property, including sales or dispositions in furtherance of the Plan of Liquidation, the Trust is required to pay to Hekemian & Co. a fee equal to1.65% of the sales price for the property. In the event a property is not wholly owned, directly or indirectly, by the Trust, the sales fee payable to Hekemian & Co. shall only be payable in respect of the Trust’s percentage ownership share of the applicable property.

Joint Ventures

The Trust owns a 65% interest in the Pierre Towers property located in Hackensack, New Jersey. The remaining 35% undivided interest in the Pierre Towers property is owned by Robert S. Hekemian, Jr., the Chief Executive Officer, President and a director of FREIT and a shareholder and officer of Hekemian & Co.; David B. Hekemian, a director of FREIT and a shareholder and officer of Hekemian & Co.; Allan Tubin, the Chief Financial Officer and Treasurer of FREIT and an officer of Hekemian & Co.; and certain members of the immediate family of the late Robert S. Hekemian, the former Chairman, Chief Executive Officer and consultant to FREIT and a former shareholder and officer of Hekemian & Co. These owners will share in the proceeds of the sale of Pierre Towers if it is sold pursuant to the Plan of Liquidation.

The Trust owns a 40% interest in Wayne PSC, LLC, a limited liability company which owns a shopping center located in Wayne, New Jersey. The other 60% interest in Wayne PSC, LLC is owned by H-TPKE, LLC, a limited liability company. In addition, an aggregate of approximately 73% of the membership interests in H-TPKE is controlled by: Robert S. Hekemian, Jr., the Chief Executive Officer, President and a director of FREIT and a shareholder and officer of Hekemian & Co.; David B. Hekemian, a director of FREIT and a shareholder and officer of Hekemian & Co.; the late Robert S. Hekemian, the former Chairman and Chief Executive Officer and consultant to FREIT and a former shareholder and former officer of Hekemian & Co.; members of the families of Robert S. Hekemian, Jr., David B. Hekemian and the late Robert S. Hekemian; and other employees of Hekemian & Co. H-TPKE, LLC will receive a share of the proceeds of the sale of the Wayne PSC, LLC property if it is sold pursuant to the Plan of Liquidation.

FREIT owns a 40% membership interest in Westwood Hills, LLC, which is the owner of a 210-unit residential apartment complex located in Westwood, New Jersey. In addition, an aggregate of 35% of the membership interests in Westwood Hills, LLC is beneficially owned by: Robert S. Hekemian, Jr., the Chief Executive Officer, President and a director of FREIT and a shareholder and officer of Hekemian & Co.; Ronald J. Artinian, the Chairman and a director of FREIT; David B. Hekemian, a director of FREIT and a shareholder and officer of Hekemian & Co.; the Estate of Robert S. Hekemian, the former Chairman and Chief Executive Officer of and consultant to FREIT and a former shareholder and former officer of Hekemian & Co.; members of Hekemian family; and two former directors of FREIT. Pursuant to the terms of an operating agreement, FREIT is the managing member of Westwood Hills, LLC. Hekemian & Co. currently serves as the managing agent for Westwood Hills, LLC.

Incentive Compensation Arrangement

To provide an incentive to Robert S. Hekemian, Jr., Chief Executive Officer, President and a director of the Trust, to facilitate the timely sale of the Trust’s properties, the Board of Directors has approved an incentive compensation arrangement that will entitle Mr. Hekemian to a $1,000,000 cash bonus if the Trust sells and/or enters into contracts to sell all of its real properties within 18 months after the approval of the Plan of Liquidation by the Trust’s stockholders and receives aggregate gross proceeds from such sales in excess of $319.9 million. All of the Trust’s properties must be sold in order for Mr. Hekemian to be eligible for the bonus.

Increase in Director Compensation

Each member of the Trust’s Board of Directors is currently entitled to receive an annual award under the FREIT Equity Incentive Plan of shares of FREIT common Stock having a value of $20,000 and an annual retainer fee of $60,000 per year. In recognition of the increased time commitment and effort anticipated to be required of members of the Board to oversee, implement and administer the Plan of Liquidation, including the sale of properties pursuant to the Plan of Liquidation, the annual retainer fee to which the members of our Board of Directors are entitled has been increased from $60,000 to $120,000.

Share Ownership of Our Directors and Executive Officers

As of [July 31], 2026, our executive officers and directors own, in the aggregate, 1,568,979 Shares, for which they will receive, assuming the accuracy of our estimates regarding cash available for distribution to holders of the Shares, aggregate cash distributions of approximately $38,345,846 to $47,116,439 million in connection with the contemplated winding-up and liquidation of the Trust pursuant to the Plan of Liquidation.

The Shares; Reporting Requirements

The Shares will be transferable following the approval of the Plan of Liquidation until the Trust is dissolved or, if applicable, the establishment of a liquidating trust. Also, upon the establishment of a liquidating trust, the interests in the liquidating trust (i) will not be transferable (except by will, intestate succession or operation of law) and (ii) will not be represented by certificates.

The Shares are currently registered under the Exchange Act. If we transfer our assets to a liquidating trust in connection with our winding-up and liquidation, we expect to terminate registration of all Shares under the Exchange Act and cancel all Shares, and the rights and interests of all Trust stockholders will cease.

Through our winding-up and liquidation, we will be required to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with these reporting requirements is economically burdensome. In order to curtail expenses, we may seek relief from the SEC from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file Current Reports on Form 8-K to disclose material events relating to our winding-up and liquidation, along with any other reports that the SEC might require, but would discontinue filing Quarterly Reports on Form 10-Q and would not be required to file audited financial statements in our Annual Reports on Form 10-K.

Regulatory Matters

Other than in connection with the filing of this proxy statement with the SEC, the deregistration of the Shares under the Exchange Act and any requirements under applicable law, we are not aware of any regulatory or governmental requirements that must be complied with or regulatory or governmental approvals that must be obtained in connection with the Plan of Liquidation.

Appraisal or Dissenters’ Rights

You are not entitled to appraisal or dissenters’ rights (or rights of an objecting stockholder) in connection with the transactions contemplated by the Plan of Liquidation, whether under Maryland law or our Articles of Amendment and Restatement.

Required Vote

The affirmative vote of a majority of all votes entitled to be cast on the Liquidation Proposal at the [September 29], 2026 Special Meeting, assuming a quorum is present, is required for the approval of the Liquidation Proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Liquidation Proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the Liquidation Proposal.

ITEM 2 – THE ADJOURNMENT PROPOSAL

If, at the Special Meeting, the number of Shares present or represented by proxy voting in favor of the approval of the Liquidation Proposal is insufficient to approve this proposal under Maryland law, we intend to adjourn the Special Meeting in order to solicit additional proxies in favor of the approval of this proposal.

In this proposal, we are asking you to approve the postponement or adjournment of the Special Meeting, and any later postponements or adjournments, in order to enable the Trust to solicit additional proxies in favor of the Liquidation Proposal. If our stockholders approve the Adjournment Proposal, the Trust could adjourn the Special Meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies in favor of the approval of the Liquidation Proposal, including the solicitation of proxies from our stockholders that have previously voted against the approval of the Liquidation Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of votes cast at the Special Meeting, whether or not a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal. No proxy that is specifically marked AGAINST approval of the Liquidation Proposal will be voted in favor of the Adjournment Proposal, unless it is specifically marked FOR the Adjournment Proposal.

The Board believes that if the Shares present or represented by proxy at the Special Meeting and voting in favor of the approval of the Liquidation Proposal are insufficient to approve the Liquidation Proposal, it is in the best interests of our stockholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of approval of the Liquidation Proposal to bring about the approval of this proposal.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ADJOURNMENT PROPOSAL.

OTHER MATTERS

The Board of Directors does not know of any other business which will be presented for consideration at the Special Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Meeting and this Proxy Statement may be acted upon at the Special Meeting. If any other business incident to the Special Meeting is properly presented at the Special Meeting, or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the Plan of Liquidation and of distributions to stockholders pursuant to the plan, including the possible receipt by stockholders of interests in a liquidating trust. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Tax Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment or the tax treatment of the Plan of Liquidation, and the statements in this proxy statement are not binding on the IRS or any court. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

The following discussion assumes that the Plan of Liquidation is approved.

This summary does not address (i) U.S. federal taxes other than income taxes (including Medicare contribution tax consequences), (ii) state, local or non-U.S. taxes, or (iii) tax reporting requirements. This summary assumes that the Shares are held as capital assets within the meaning of Section 1221 of the Tax Code and does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. Your tax treatment may vary depending on your particular situation.

In addition, this summary does not address the tax treatment of special classes of stockholders of the Shares, including, for example: banks and other financial institutions, insurance companies; regulated investment companies; REITs; pension plans, tax-exempt entities or persons holding the Shares in a tax-deferred or tax advantaged account (except as specifically noted below); “qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund; mutual funds; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; persons whose functional currency is not the U.S. dollar; persons holding the Shares as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale; U.S. expatriates; persons subject to the alternative minimum tax; stockholders of our restricted Shares or who otherwise acquired the Shares as compensation; partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities; persons who own, or have owned at any time, (actually or constructively) more than 10% of our Shares, non-U.S. stockholders (except to the extent specifically set forth below); and “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax and, in each case, stockholders of such corporations.

If any partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds the Shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the entity. If you are a partnership that holds the Shares, or a partner in such a partnership, you should consult your tax advisor regarding the tax consequences of the Plan of Liquidation.

For purposes of this section, a “U.S. stockholder” means a beneficial owner of the Shares that is, for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof, or the District of Columbia; a trust (i) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined under the Tax Code) have the authority to control all substantial decisions, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source.

As used in this section, a “non-U.S. stockholder” means a beneficial owner of the Shares that is neither a U.S. stockholder nor an entity treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO REITS, OUR LIQUIDATION, TO HOLDING AND DISPOSING OF THE SHARES, AND TO RECEIVING AND HOLDING INTERESTS IN A LIQUIDATING TRUST ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE LIQUIDATION, THE OWNERSHIP AND DISPOSITION OF THE SHARES AND THE RECEIPT AND OWNERSHIP OF INTERESTS IN A LIQUIDATING TRUST, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to the Trust

We believe that we have qualified and will continue to qualify as a REIT under Sections 856 through 860 of the Tax Code. As a REIT, we are generally entitled to receive a dividends paid deduction for dividends that we pay. In addition, we are also generally permitted a dividends paid deduction with respect to distributions pursuant to a plan of liquidation, including distributions to our stockholders of interests in a liquidating trust, provided that the plan of liquidation is completed within 24 months of its adoption. We anticipate that the plan will be completed within 24 months of its adoption, however, it is unclear whether our liquidating distributions will exceed our taxable income recognized in each tax year following the adoption of the Plan of Liquidation.

If liquidating distributions exceed our taxable income in each tax year following the adoption of the Plan of Liquidation, and that our liquidation is completed within 24 months of such adoption, we will generally not be subject to U.S. federal income tax on any gain or other income recognized following the adoption of the Plan of Liquidation, including any gain that we recognize upon a transfer of appreciated assets to a liquidating trust and the transfer of interests in the liquidating trust to our stockholders.

In the event that we do not have sufficient cash after the satisfaction of our debt obligations to make liquidating distributions in excess of our taxable income, we would expect to be subject to corporate income tax (currently at a federal rate of 21%) on any retained earnings. In that case, we anticipate we will have sufficient cash to make distributions at least equal to our “real estate investment trust taxable income” (determined without regard to the dividends paid deduction and by excluding any net capital gains) but not sufficient cash to distribute all capital gains, and, as a result, any retained earnings (“Retained Capital Gain”) will be subject to the corporate tax described above and the treatment to stockholders will be as described below in “Tax Consequences to U.S. Stockholders.”

In order to maintain our status as a REIT, we must, among other things, continue to satisfy various qualification requirements pursuant to the Tax Code, including requirements relating to the nature of our gross assets and income, the timing and amount of distributions and the composition of our stockholders. If the Plan of Liquidation is approved by our stockholders, we intend to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our stockholders, which may include the transfer of any remaining assets and liabilities to a liquidating trust. However, as a result of the liquidation or otherwise, circumstances may arise which could cause us to fail to qualify as a REIT. In addition, the Board could cause the Trust to discontinue our status as a REIT at any time if the Board finds it to be in the best interests of our stockholders to do so. Should we lose our status as a REIT, either inadvertently or because the Board determines that such loss will be in the best interests of our stockholders, we would be taxable as a corporation for U.S. federal income tax purposes. In that case, we would be subject to U.S. federal income taxes at the corporate rate for the taxable year in which our qualification as a REIT terminates, and in any subsequent years, with respect to our income from operations and from sales and distributions of appreciated assets in connection with our Plan of Liquidation, and without any tax deduction for dividends that we pay.

So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” are generally subject to a 100% tax. Any “inventory-like” sales or dealer sales could be considered such a prohibited transaction. If we are deemed to have engaged in a “prohibited transaction” (i.e., sale of a property held by us primarily for sale in the ordinary course of our trade or business), all net gain that we derive from such sale would be subject to a 100% penalty tax. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances, and no assurance can be given that no property sold by us will be treated as inventory or as property held for sale to customers. Further, the sale of our properties in anticipation of or in connection with the Plan of Liquidation may not satisfy certain prohibited transaction safe-harbor provisions of the Code, depending on the circumstances in which such sales are completed. Accordingly, no assurance can be given that we can prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the TRS or other taxable corporation at regular corporate income tax rates.

We believe that all of our properties are held for investment and the production of rental income, and, accordingly, although the sale of our properties in anticipation of or in connection with the Plan of Liquidation likely will not satisfy the prohibited transaction safe harbor described above, we nevertheless believe based upon the facts and circumstances of such sale transactions that such sales should not be treated as prohibited transactions. However, there can be no assurance that the IRS will not successfully assert that sales of our properties are prohibited transactions which are subject to the 100% tax.

Tax Consequences to U.S. Stockholders

In connection with the Plan of Liquidation, U.S. stockholders may receive one or more liquidating distributions. The amount of any liquidating distribution will be applied first to reduce a U.S. stockholder’s tax basis in its Shares, but not below zero. A U.S. stockholder’s tax basis in its Share will generally be equal to the U.S. stockholder’s cost of its shares, reduced by any prior distributions that were treated as reductions in basis rather than taxable dividends. To the extent that distributions pursuant to the Plan of Liquidation exceed a U.S. stockholder’s basis in its Shares, the excess will constitute taxable gain and be recognized in the year in which the distribution is received. If the total amount of liquidating distributions received by a U.S. stockholder is less than the tax basis of its shares, the U.S. stockholder will generally recognize a loss in the year in which the final liquidating distribution is received.

A U.S. stockholder’s gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Long-term capital gains of non-corporate U.S. stockholders may qualify for reduced U.S. federal income tax rates. Capital gains of corporate U.S. stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss is subject to limitations under the Tax Code.

Liquidating distributions made by us generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt U.S. stockholder that does not hold its Shares as “debt-financed property” within the meaning of the Tax Code. If a tax-exempt U.S. stockholder is deemed to have paid tax on the Trust’s undistributed capital gain, the tax-exempt entity may file a claim for refund or apply such amount against its UBTI, if any. However, tax-exempt U.S. stockholders may recognize UBTI with respect to assets (if any) transferred to a liquidating trust; see “Tax Consequences of the Liquidating Trust” below.

It is expected that if the Trust is unable to distribute all capital gains for a taxable year after the adoption of the Plan of Liquidation, although there is no authority directly on point, U.S. stockholders will be treated as receiving deemed capital gain distributions with respect to the Retained Capital Gain. FREIT will pay tax on the Retained Capital Gain as discussed above under “— Tax Consequences to the Trust.” The Trust will provide a written notice to all stockholders within 60 days of the end of the taxable year in which the Trust has Retained Capital Gain noting the amount with respect to each share that a stockholder must include capital gain on the U.S. stockholder’s tax return. Although there is no authority addressing whether the rule applies once the Trust has adopted a Plan of Liquidation, generally, each U.S. stockholder is expected to receive a credit against such U.S. stockholder’s income tax liability for such U.S. stockholder’s allocable share of the tax (based on the U.S. stockholder’s percentage ownership of Shares) paid by the Trust on the Retained Capital Gain. U.S. stockholders are strongly urged to consult their own tax advisors as to the eligibility for a tax credit for the Trust’s Retained Capital Gain.

Additionally, a U.S. stockholder’s basis in our Shares will be increased by the difference between the amount of Retained Capital Gain included in such stockholder’s income and the U.S. stockholder’s allocable share of the tax paid by the Trust on the Retained Capital Gain.

Tax Consequences to Non-U.S. Stockholders

The rules governing United States federal income taxation of non-U.S. stockholders are complex, and this proxy statement only provides a limited summary of such rules. A non-U.S. stockholder should consult with its own tax advisor to determine the impact of United States federal, state and local income tax laws with regard to the Plan of Liquidation and its receipt of liquidating distributions. Accordingly, this discussion does not address all aspects of United States federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

The discussion below assumes that a non-U.S. stockholder’s investment in the Shares is not effectively connected with a trade or business conducted in the United States by the non-U.S. stockholder, or, if an applicable tax treaty so provides, that its investment in the Shares is not attributable to a United States permanent establishment maintained by the non-U.S. stockholder. Also, special rules apply to a non-U.S. stockholder who is an individual who has been present in the United States for 183 days or more during the taxable year in which a liquidating distribution is made to such non-U.S. stockholder. For all other non-U.S. stockholders, distributions that are not subject to FIRPTA (discussed below) generally will not be subject to U.S. federal income taxation. We recommend that non-U.S. stockholders consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax consequences to them of the liquidation.

The IRS takes the position that, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), liquidating distributions by a REIT that are attributable to gain from the REIT’s sale or exchange of U.S. real property interests, including deemed distributions of the Trust’s Retained Capital Gain, (“FIRPTA distributions”) generally are taxable to non-U.S. stockholders as if such gain were effectively connected with a U.S. trade or business. Non-U.S. stockholders thus generally would be taxed on FIRPTA distributions at the U.S. income tax rates applicable to U.S. individuals or corporations. We generally will be required to withhold U.S. tax at a rate of 21% for non-U.S. stockholders from any such FIRPTA distributions. Such tax withheld may be claimed by a non-U.S. stockholder as a credit against its reported U.S. federal income tax liability. In addition, corporate non-U.S. stockholders may be subject to a 30% branch profits tax on FIRPTA distributions made by us unless such non-U.S. stockholder is entitled to treaty relief or other exemption. However, FIRPTA distributions made by us generally would not be treated as effectively connected income for a non-U.S. stockholder if (i) the FIRPTA distribution is received with respect to shares that are regularly traded on an established securities market located in the United States and (ii) the non-U.S. stockholder has not owned more than 10% of the Shares at any time during the one-year period ending on the date of the distribution. As this is a facts and circumstances based determination, we are not taking a position on whether our Shares are considered to be regularly traded on an established securities market for this purpose, and non-U.S. stockholders should consult their own tax advisors on the applicability of such exception to their circumstances.

Moreover, gain recognized by a non-U.S. stockholder upon a liquidating distribution generally will not be subject to U.S. federal income or U.S. federal withholding tax under FIRPTA, if the Company is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period (after applying certain presumptions regarding the ownership of our Shares, as described in the Tax Code). No assurance can be given that the actual ownership of our Shares has been or will be such that we qualify as a domestically controlled qualified investment entity at all times.

Generally, we will be required to report annually to the IRS the amount of FIRPTA distributions paid to a non-U.S. stockholder, such stockholder’s name and address, and the amount of U.S. tax withheld, if any. A non-U.S. stockholder may be entitled to a refund or credit against the stockholder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. stockholders should consult their tax advisor regarding withholding tax considerations.

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Tax Code and subsequent IRS guidance provide that a 30% withholding tax will be imposed on distributions to a non-U.S. entity if such entity fails to satisfy certain disclosure and reporting rules. In general, these rules require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. In the event of non-compliance with the FATCA requirements, withholding at a rate of 30% on our liquidating distributions made to the non-complying non-U.S. stockholder which is a foreign financial entity will be required, and such stockholder will be required to seek a refund from the IRS to obtain a refund of any amounts withheld. Non-U.S. stockholders are urged to consult their own tax advisors with respect to these information reporting rules and due diligence requirements and the potential application of FATCA to them.

Tax Considerations of a Termination of the Plan of Liquidation

Until we are dissolved, the Board may terminate the Plan of Liquidation without stockholder approval at the Board’s discretion to the extent permitted under applicable law and authorize us to seek to dispose of all our assets through a merger, business combination or similar transaction. The U.S. federal income tax consequences of abandoning a plan of liquidation are not entirely clear once we have begun making liquidating distributions, in particular because liquidating distributions could be made in multiple tax years during the 24 months we are allowed by applicable tax law to complete our liquidation after the adoption of the Plan of Liquidation. However, it is expected that if we abandon the Plan of Liquidation, liquidating distributions previously made to a holder would be treated as either (i) distributions made with respect to the Shares held by such holder, subject to the normal rules of U.S. federal income tax that govern the distributions on our Shares, or (ii) payments to such holder for the sale or exchange of its Shares in partial redemption thereof.

Whether sale or distribution treatment would apply to a holder would depend on such holder’s particular circumstances and we cannot predict which would apply; however, regardless of which treatment would apply, each distribution likely would be at least partially taxable to holders, in which case holders may have to file amended returns and pay any additional taxes to the extent due. For example, if we had made liquidating distributions in the tax year we adopted the Plan of Liquidation (and subsequent tax years prior to any abandonment of the Plan of Liquidation), and the amount of such distributions did not exceed a U.S. holder’s adjusted tax basis in its Shares (and therefore were not taxable assuming that the Plan of Liquidation was in effect), and we later abandoned the Plan of Liquidation in a subsequent tax year, the U.S. holder would have a potential tax liability with respect to the distributions made during the tax years prior to the abandonment of the Plan of Liquidation. Further, if such liquidating distributions made in tax years prior to the abandonment of the Plan of Liquidation were treated as distributions rather than a sale or exchange as a result of the abandonment of the Plan of Liquidation, whether such distributions are taxed at ordinary rates (subject to the Code section 199A deduction, if available), or capital gains rates may depend on whether we had declared any portion of such distributions as capital gain dividends.

In addition, liquidating distributions we make pursuant to the Plan of Liquidation will generally qualify for the dividends paid deduction, provided that they are made within 24 months of the adoption of such plan; however, if we later abandon the Plan of Liquidation, whether any part of such distributions qualify for the dividends paid deduction will depend on different criteria. As such, if we abandon the Plan of Liquidation, it is possible that we will not have made distributions in tax years prior to such abandonment sufficient to satisfy our annual distribution requirement for such prior tax years. If we are unable to cure such failure under applicable tax laws, we could lose our REIT status effective as of the beginning of the year of such failure.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to distributions pursuant to the Plan of Liquidation. Backup withholding will not apply, however, to a stockholder who: in the case of a U.S. stockholder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form; in the case of a non-U.S. stockholder, furnishes an applicable IRS Form W-8 or successor form; or is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

If you are a non-U.S. stockholder, liquidating distributions paid to you may be subject to backup withholding tax unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, W-8BEN-E or other applicable version of IRS Form W-8. If a non-U.S. stockholder is subject to backup or other United States federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution, even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of United States federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund if required information is timely furnished to the IRS.

Tax Consequences of the Liquidating Trust

The Board may at any time transfer our remaining assets and obligations to a liquidating trust if it determines that such a contribution is advisable. Upon a determination made by the Board, we may contribute our remaining assets and obligations to a liquidating trust no later than 24 months following the adoption of the Plan of Liquidation. Under the Tax Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Tax Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, the liquidating trust will be treated as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each unit or interest in the liquidating trust will represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a stockholder will be treated for U.S. federal income tax purposes as receiving or paying directly a pro rata portion of all income, gain, loss, deduction and credit of the liquidating trust. A stockholder will be taxed each year on his, her or its share of revenues from the liquidating trust, net of such stockholder’s share of expenses of the liquidating trust (including interest and depreciation) whether or not the stockholder receives a distribution of cash from the liquidating trust that year. When the liquidating trust makes distributions to stockholders, the stockholders will recognize no additional gain or loss.

If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to our stockholders, this will be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to our stockholders immediately followed by a deemed contribution by our stockholders of our assets and liabilities to a newly formed grantor trust. Accordingly, each stockholder will be treated as receiving a liquidating distribution from us equal to such stockholder’s share of the cash and the fair market value of the assets (less liabilities) transferred to the liquidating trust, and may recognize gain, and incur tax liability, if the cash and the fair market value of the non-cash assets (less liabilities) deemed distributed to that stockholder exceeds the stockholder’s basis in its shares, even though the stockholder may not receive a current distribution of such cash or other assets. The deemed receipt of our assets in a deemed taxable liquidation is expected to be treated in the same manner as the receipt of liquidating distributions, as described above in “— U.S. Federal Income Tax Considerations — Tax Considerations Relevant to U.S. Holders” and “— U.S. Federal Income Tax Considerations — Tax Considerations Relevant to Non-U.S. Holders”.

A stockholder’s tax basis in a unit of the liquidating trust (and indirectly in the pro rata portion of the net assets in the liquidating trust which are attributable to that unit) will be equal to the fair market value of a unit (and those net assets) on the date that it is distributed to the stockholder, which value will be determined by us and reported to the stockholders. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets will be determined based upon a holding period commencing at the time of the acquisition by a stockholder of such stockholder’s beneficial interest in the liquidating trust.

The trustee or trustees of the liquidating trust will provide to each stockholder of units in the liquidating trust after each year end a detailed itemized statement that reports on a per-unit basis the stockholder’s allocable share of all the various categories of revenue and expense of the liquidating trust for the year. Each stockholder must report such items on its own U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.

If the liquidating trust fails to qualify as a liquidating trust for U.S. federal income tax purposes, the consequences to stockholders will depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes, rather than as a trust. If the liquidating trust is taxable as a corporation, the trust itself will be subject to federal income tax at the applicable corporate income tax rate, which is currently 21%. In that case, distributions made by the trust would be reduced by this additional level of tax, and a stockholder would be subject to tax upon the receipt of distributions that constitute dividends from the trust rather than taking into account its share of the trust’s taxable items on an annual basis. We intend to take all available steps to cause the liquidating trust to qualify for treatment as a liquidating trust for U.S. federal income tax purposes.

Because stockholders would be treated as owning their respective shares of the liquidating trust’s assets, they would be treated as directly engaging in the operations of the liquidating trust. As such, tax-exempt U.S. stockholders holding interests in the liquidating trust may realize UBTI with respect to the trust’s operations, and non-U.S. stockholders may be considered to derive income that is effectively connected with a U.S. trade or business. In that event, non-U.S. stockholders would be subject to U.S. federal income tax and/or withholding tax and, for corporate non-U.S. stockholders, branch profits tax as described above in “Tax Consequences to Non-U.S. Stockholders.” Tax-exempt U.S. stockholders and non-U.S. stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

State and Local Tax

Stockholders may be required to file income tax returns in states or localities in which a liquidating trust owns properties. The state or local tax treatment may differ from the U.S. federal income tax treatment described above. Each stockholder should consult its tax advisors regarding state and local tax consequences of owning units in a liquidating trust.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE PLAN OF LIQUIDATION AND TO DISTRIBUTIONS MADE PURSUANT TO THE PLAN, AND IS NOT TAX ADVICE. THEREFORE, STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP OF SHARES AND OF THE ADOPTION AND IMPLEMENTATION OF THE PLAN OF LIQUIDATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted a formal process to be followed by those Stockholders who wish to communicate directly with the Board of Directors or any individual Director, or group of Directors. A Stockholder can contact the Board of Directors or any individual Director or group of Directors by sending a written communication to: The Board of Directors, or any specifically identified Director(s), First Real Estate Investment Trust of New Jersey, Inc., c/o Secretary, 505 Main Street, Suite 400, Hackensack, New Jersey 07601. A Stockholder’s letter should also indicate that he or she is a Stockholder of the Trust. Any such communication received by the Secretary of the Trust will be distributed to the Board of Directors, or a member or members thereof, as appropriate depending on the facts and circumstances described in the communication received. If a Stockholder communication is addressed to one or more Directors, but not the entire Board of Directors, the Secretary of the Trust shall notify any Directors to whom such communication was not addressed that such communication was received and shall provide a copy of such communication upon request. Communications that are primarily commercial in nature, or related to an improper or irrelevant topic, will not be forwarded to the Board of Directors or any Director. If the Secretary of the Trust believes that the management of the Trust can adequately respond to the Stockholder’s inquiry or request, the Secretary will forward such communication to the appropriate person(s). At each meeting of the Board of Directors, a summary of all communications received since the last Board of Directors’ meeting which the Secretary elected not to forward to the Board of Directors or a Director(s) shall be presented, and all such communications shall be made available to the Directors upon request.

STOCKHOLDER PROPOSALS AND RECOMMENDATIONS
FOR NOMINATION OF DIRECTORS

We intend to hold an annual meeting of Stockholders in 2027 only if the Trust has not been completely dissolved and liquidated. Stockholder proposals for presentation at the Trust’s 2027 annual meeting of Stockholders must be received by the Trust at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than January 29, 2027. A Stockholder wishing to submit a proposal should write to the Trust’s Secretary and include a detailed description of such proposal. The Nominating Committee of the Board of Directors will also consider candidates for nomination as Directors who are recommended by one or more Stockholders applying the same criteria for nominees described in the section of this Proxy Statement entitled “Committees of the Board of Directors – Nominating Committee.” A Stockholder who wishes to suggest a candidate for nomination as a Director should write to the Trust’s Secretary and include the following information: (1) the name and contact information for the candidate; (2) a statement of the candidate’s business experience and educational background; (3) a detailed description describing any relationship between the candidate and the proposing Stockholder; (4) a statement by the Stockholder explaining why he or she believes that the candidate is qualified to serve on the Board of Directors and how his or her service would benefit the Trust and its Stockholders; and (5) a statement that the candidate is willing to be considered and willing to serve as a Director of the Trust if nominated and elected. In addition to the aforementioned requirements, any Stockholder wishing to submit a proposal for nomination of a Director must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, including but not limited to Rule 14a-19(b). A Stockholder wishing to suggest to the Nominating Committee a candidate for election at the Trust’s 2027 annual meeting of Stockholders must submit the required information to the Trust and such information must be received by the Trust no later than January 29, 2027.

THE BOARD OF DIRECTORS OF THE TRUST RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE PLAN OF VOLUNTARY LIQUIDATION OF THE TRUST PROVIDING FOR THE WINDING-UP AND COMPLETE LIQUIDATION OF THE TRUST, AND THE DISSOLUTION AND TERMINATION OF THE TRUST UNDER ITEM 1; AND IN FAVOR OF THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL VOTES TO APPROVE THE PLAN OF LIQUIDATION UNDER ITEM 2.

THIS PROXY STATEMENT IS AVAILABLE ON THE TRUST’S WEBSITE AT WWW.FREITNJ.COM UNDER THE “INVESTOR RELATIONS” TAB AND THE “PROXY MATERIALS” TAB. REQUESTS FOR DIRECTIONS TO ATTEND THE SPECIAL MEETING IN PERSON SHOULD BE DIRECTED TO STOCKHOLDER RELATIONS, FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC., 505 MAIN STREET, SUITE 400, HACKENSACK, NEW JERSEY 07601.

ALL STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND THEIR PROXIES WITHOUT DELAY TO PROXY SERVICES C/O COMPUTERSHARE INVESTOR SERVICES, P.O. BOX 43101, PROVIDENCE, RI 02940-3101, OR TO VOTE THEIR SHARES VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ACCOMPANYING PROXY CARD. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

JOHN A. AIELLO
Secretary

[August 4], 2026

Annex A

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

PLAN OF VOLUNTARY LIQUIDATION

See attached.

FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

PLAN OF VOLUNTARY LIQUIDATION

1. Approval and Effectiveness of Plan. This Plan of Voluntary Liquidation (this “Plan”) of First Real Estate Investment Trust of New Jersey, Inc., a corporation incorporated under the laws of Maryland (the “Trust”) and the transactions contemplated hereby, have been unanimously approved and declared by the Trust’s board of directors (the “Board of Directors”), as being advisable and in the best interests of the Trust and the holders of its shares of Common Stock, $.01 par value (such holders, the “Stockholders,” and such shares, the “Shares”). This Plan includes a plan of liquidation that provides for the Trust’s complete liquidation and dissolution in accordance with Section 331, Section 336 and Section 346(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors has declared advisable the sale of substantially all of the assets of the Trust in one or more transactions (whether or not related), liquidation, and the termination of the Trust’s existence by voluntary dissolution in accordance with the Maryland General Corporation Law (the “MGCL”) and directed that the Plan, and the transactions contemplated thereby, including dissolution under the MGCL, be submitted to the Stockholders of the Trust for approval. The Plan shall become effective upon approval of the Plan, and the transactions contemplated thereby, by Stockholders entitled to cast a majority of all the votes entitled to be cast by Stockholders with respect to the Plan and such transactions. The date of the Stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. Voluntary Dissolution, Termination and Liquidation. From and after the Effective Date, the Trust shall, except as otherwise provided in Section 10 below, commence, and proceed with, actions to voluntarily dissolve, terminate and liquidate the Trust in accordance with the MGCL and completely liquidate the Trust in accordance with Section 331, Section 336 and Section 346(a) of the Code and the Treasury regulations thereunder. Pursuant to the Plan, the Trust shall sell, convey, transfer and deliver or otherwise dispose of, or cause its subsidiaries to sell, convey, transfer and deliver or otherwise dispose, all of their remaining assets, without further approval of the Stockholders.

3. Disposition of Assets. The Trust is authorized to sell or otherwise dispose of, and cause its subsidiaries to sell or otherwise dispose of all of their remaining assets, for cash, notes or such other assets, upon such terms as the Board of Directors may deem advisable and without further approval of the Stockholders.

4. Payment of Creditors; Distributions to Stockholders. The Board of Directors, and such officers, managers, agents or other representatives of the Trust as the Board of Directors may authorize and direct, are authorized and empowered to proceed as promptly as practicable (as determined by the Board of Directors in its discretion) to: (i) collect the assets of the Trust; (ii) dispose of such of its assets as are not to be distributed in kind to its Stockholders; (iii) pay or create a reserve fund for the payment of or otherwise adequately provide for all of the liabilities and obligations of the Trust and its subsidiaries; (iv) pay all expenses incidental to this Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate this Plan; (v) distribute all the remaining assets of the Trust, either in cash or in kind, to the Stockholders in cancellation or redemption of their Shares in one or more distributions; and (vii) do every other act necessary or advisable to wind-up the affairs of the Trust (including, without limitation, the affairs of the Trust’s subsidiaries), dissolve or otherwise terminate the subsidiaries and liquidate the Trust’s business and affairs, in each case, without further approval of the Stockholders, and in accordance with the Trust’s charter and bylaws.

5. Reserve Fund. The Trust is authorized, but not required, to establish one or more reserve funds in a reasonable amount to be determined by the Board of Directors in its discretion, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, if the Board of Directors deems such reserves desirable. Creation of a reserve fund may be accomplished by a recording in the Trust’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Trust is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Trust or the Liquidating Trust (as defined below), as applicable, or such other successor in interest to the Trust as may then exist or, if no such entity is then in existence, shall be delivered to the unclaimed property unit of the Maryland State Comptroller’s office or other applicable governmental entity. The Trust may also create a reserve fund by any other reasonable means.

6. Insurance Policies. The Trust is authorized, but not required, to procure for itself one or more insurance policies in a reasonable amount to be determined by the Board of Directors in its discretion, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses, if the Board of Directors in its discretion deems such insurance policies desirable.

7. Termination of Existence. Upon assignment and conveyance of the assets of the Trust to the Stockholders, in complete liquidation of the Trust, and the taking of all actions required under the laws of the State of Maryland in connection with the Plan, the proper officers of the Trust are authorized and directed to file with the Maryland State Department of Assessments and Taxation (the “SDAT”) in accordance with the MGCL, and elsewhere as may be required or deemed appropriate, articles of dissolution (“Articles of Dissolution”) and such other documents as may be required to dissolve the Trust and terminate its existence. Prior to filing the Articles of Dissolution, the Trust shall give notice to its known creditors and employees as required by Section 3-404 of MGCL (alternatively, the Board may determine that the Trust has no known creditors or employees) and satisfy all other prerequisites to such filing under Maryland law. Upon the SDAT’s acceptance of the Articles of Dissolution for record or the time established under the Articles of Dissolution, as provided by Section 3-408(a) of the MGCL, the Trust shall be dissolved. Upon the dissolution, the Trust’s existence shall continue solely for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets and doing all other acts required to liquidate and wind-down its business and affairs.

8. Effect and Timing of Distributions. Upon the complete distribution of all assets of the Trust to the holders of outstanding Shares (the “Final Distribution”), all such Shares will be canceled automatically and no longer deemed outstanding and all rights of the holders thereof as Stockholders of the Trust shall automatically cease and terminate (without any further action by the Trust, the Stockholders or any other person). The Trust shall use commercially reasonable efforts to cause the voluntary dissolution and liquidation of the Trust to occur and to make the Final Distribution to holders of outstanding Shares no later than the second anniversary of the Effective Date.

9. Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that (i) the Board of Directors deems it necessary or advisable in order to preserve the Trust’s status as a real estate investment trust under Sections 856 through 860 of the Code and the Treasury regulations thereunder, or (ii) the Board of Directors deems it necessary or advisable in order to enable the Trust to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the “Commission”) or (iii) the Board of Directors determines in its discretion that it is otherwise advantageous or appropriate to do so, the Board of Directors may cause the Trust to make the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as the Board of Directors deems appropriate in its discretion, substantially as follows:

(a) The Trust may create the Liquidating Trust under statutory or common law of Maryland or any other state of the United States and may transfer and assign all or substantially all of the remaining assets of the Trust of every sort whatsoever, including its unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Trust shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

(b) Simultaneously with such transfer and assignment, shares of beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of Shares, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of beneficial interest in the Liquidating Trust. Such deemed distribution of shares of beneficial interest shall constitute the Final Distribution of all of the assets of the Trust to its Stockholders under Section 8 of this Plan.

(c) The Liquidating Trust shall be constituted pursuant to a declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust of the Liquidating Trust”) in such form and contain such terms and conditions as the Board of Directors may approve in its discretion. Without limiting the generality of the foregoing, the Declaration of Trust of the Liquidating Trust shall provide: (i) that shares of beneficial interest in the Liquidating Trust shall not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the trust corpus or a specified number of years from the date that the Trust’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may disclose annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Trust’s Commission file number to the extent the Liquidating Trust is eligible to do so) but need not prepare or distribute any quarterly financial statements.

(d) The initial trustees of the Liquidating Trust shall be designated by the Board of Directors (and may include members of the Board of Directors).

(e) Approval of this Plan and the transactions contemplated hereby shall constitute the approval by the Stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust of the Liquidating Trust, as approved by the Board of Directors and the appointment of trustees designated by the Board of Directors.

10. Termination of Exchange Act Registration. Immediately prior to the transfer to the Liquidating Trust or at such other time as the Board of Directors considers appropriate, the Board of Directors and officers of the Trust are authorized to file a Form 15 (or take other appropriate action) to terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended.

11. Tax Matters. This Plan is intended to accomplish the complete liquidation of the Trust in accordance with Section 331 of the Code and the Treasury regulations thereunder. This Plan shall be deemed to authorize all such action as, in the opinion of counsel for the Trust, may be necessary to comply with the provisions of Section 331 of the Code and the Treasury regulations thereunder.

12. Form 966. Within 30 days after the Effective Date, the proper officers of the Trust shall file Form 966 with the Internal Revenue Service, together with a certified copy of the Plan, as advised and approved by the Board and approved by the Stockholders. The Trust shall also file in due course all other tax (federal, state, local or otherwise) returns, certificates, documents and information required to be filed by reason of the complete liquidation of the Trust.

13. Interpretation; General Authority. The Board of Directors, the trustees of the Liquidating Trust, and such officers, managers, agents or other representatives as the Board of Directors or the trustees of the Liquidating Trust, as applicable, may authorize and direct are hereby authorized to interpret the provisions of the Plan and are hereby authorized and empowered to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or desirable in order to wind-up expeditiously the affairs of the Trust and complete the dissolution and liquidation thereof, including, without limitation: (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Trust or its subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, and (iii) the temporary investment of funds in such medium as the Board of Directors or the trustees of the Liquidating Trust may deem appropriate. The death, resignation or other disability of any director or officer of the Trust or a trustee or officer of the Liquidating Trust shall not impair the authority of the surviving or remaining trustees, directors, or officers (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining trustees or directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining trustees, directors or officers to exercise any of the powers provided for in this Plan.

14. Director Compensation. The members of the Board of Directors shall continue to be entitled to receive compensation for their service as directors until the Final Distribution. The trustees of the Liquidating Trust shall also be entitled to receive compensation for their service as trustees of the Liquidating Trust.

15. Indemnification. The Trust shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the members of the Board of Directors, the trustees of the Liquidating Trust and officers, agents or other representatives of the Trust or the Liquidating Trust to the full extent provided by the charter of the Trust and the bylaws of the Trust, the Declaration of Trust of the Liquidating Trustor or any indemnification agreement in effect and applicable law. At the discretion of the Board of Directors and/or the trustees of the Liquidating Trust, as applicable, such insurance may include coverage for the periods after the effective date of the dissolution of the Trust, including periods after the termination of any Liquidating Trust.

16. Governing Law. The validity, interpretation and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.

17. Abandonment of Plan; Amendment. Until the filing of the Articles of Dissolution with the SDAT, the Board of Directors may withdraw and abandon this Plan for any reason (or no reason). Following approval of this Plan, and the transactions contemplated hereby, by the Stockholders, the Plan and such transactions may not be abandoned by the Trust except in accordance with applicable law. Notwithstanding approval of the Plan, and the transactions contemplated hereby, by the Stockholders, until the filing of the Articles of Dissolution with the SDAT, the Board of Directors or the trustees of the Liquidating Trust shall have the right to modify or amend this Plan without further action by or approval of the Stockholders to the extent permitted by applicable law.

Annex B

OPINION LETTER OF JLL

See attached.

May 12, 2026

We understand that First Real Estate Investment Trust of New Jersey, Inc., a Maryland corporation (the "Trust"), proposes to adopt a Plan of Voluntary Liquidation of the Trust (the "Plan of Liquidation") providing for the winding-up and complete liquidation of the Trust, including the sale of all assets of the Trust or the transfer of assets to a liquidating trust, and the dissolution of the Trust (the "Liquidation"). As part of the Plan of Liquidation, the Trust plans to distribute the net proceeds received in the Liquidation after the payment of transaction costs and liabilities to the holders of shares of Common Stock of the Trust, par value $.01 per share (the "Stock" and such holders, the "Stockholders"). We have also been advised that the Trust will obtain the approval of the Plan of Liquidation by the Stockholders holding a majority of the votes entitled to be cast on the matter by Stockholders present in person or represented by proxy at a duly called meeting of the Stockholders at which a quorum is present in accordance with a proxy statement to be provided to such Stockholders (the "Proxy Statement"). We have also been advised that such Proxy Statement will include estimates prepared by the Trust of the range of expected per share aggregate liquidating distributions from the Plan of Liquidation (the "Estimated Range of Per Share Liquidating Distributions"), which estimate reflects the Trust's best good faith estimate of such distributions taking into account various factors, including, without limitation, the terms of (i) the Trust's Articles of Incorporation and (ii) the agreements to which all entities through which the Trust holds interests in its properties are a party, in each case relating to the liquidation of assets. We have been advised further that the Trust's Estimated Range of Per Share Liquidating Distributions is $24.44 to $30.03 per share.

You have asked for our opinion, as of the date hereof, as to the reasonableness, from a financial point of view, of the Trust's Estimated Range of Per Share Liquidating Distributions.

For purposes of the opinion set forth herein, we have:

Board of Directors of
First Real Estate Investment Trust of New Jersey, Inc.
May 12, 2026
Page 4

Per Share Liquidating Distributions. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Trust and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. The credit, financial and stock markets as well as industries in which the Trust operates have experienced, and continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on the Trust or the Plan of Liquidation.

Our opinion addresses only the reasonableness, from a financial point of view, of the Trust's Estimated Range of Per Share Liquidating Distributions, and we do not express any view as to the fairness or reasonableness of the Liquidation to, or any consideration of, the holders of any other class of securities of the Trust, creditors or other constituencies of the Trust or its respective subsidiaries or any other term of the proposed Plan of Liquidation or the other matters contemplated by the Plan of Liquidation. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Liquidation or the Plan of Liquidation or any other agreement or instrument contemplated by or entered into in connection with the Plan of Liquidation or the likely timeframe in which the Plan of Liquidation will be executed. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, employees or other affiliates of any party, including Hekemian & Company, Inc., or any class of such persons, relative to the Estimated Range of Per Share Liquidating Distributions or with respect to the fairness of any such compensation. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Plan of Liquidation, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Trust has received such advice as they deem necessary from qualified professionals, and which advice we have relied upon in rendering our opinion. We express no view or opinion as to the financing of any transaction entered into while implementing the Plan of Liquidation or the terms or conditions upon which such financing is, or may be, obtained. Our opinion does not address the underlying business decision of the Trust to approve or implement the Plan of Liquidation or the relative merits of the Plan of Liquidation as compared to any strategic alternatives that may be available to the Trust.

We have acted as financial advisor to the Board of Directors of the Trust (the "Board") in connection with, and have participated in certain discussions leading to, the Plan of Liquidation. We will receive a fee for our services as financial advisor to the Board in connection with the Liquidation, a portion of which is payable upon the rendering of this opinion. In addition, the Trust has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. During the two years preceding the date of this opinion, as disclosed to the Board, we and our affiliates have engaged in financial advisory relationships with the Trust and its affiliates for which we and our affiliates have received fees in connection with such services. Such relationships have included (i) providing strategic advisory services and

Board of Directors of
First Real Estate Investment Trust of New Jersey, Inc.
May 12, 2026
Page 5

(ii) arranging for placement of debt financings on behalf of the Trust and its affiliates. We and our affiliates may in the future provide, financial advice and services to the Trust or its respective affiliates for which we and our affiliates would expect to receive compensation.

Our opinion expressed herein is provided for the information and assistance of the Board in connection with their consideration of the Plan of Liquidation and does not constitute a recommendation as to whether the Board should recommend or proceed with the Plan of Liquidation, nor does it constitute a recommendation to any Stockholder as to how such Stockholder should vote or act with respect to any aspect of the Plan of Liquidation or any matter related thereto. This opinion has been approved by the Fairness Committee of Jones Lang LaSalle Securities LLC, an affiliate of Jones Lang LaSalle Americas, Inc. in accordance with our customary practice.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Trust's Estimated Range of Per Share Liquidating Distributions is reasonable from a financial point of view.

Very truly yours,

JONES LANG LASALLE SECURITIES LLC

JONES LANG LASALLE SECURITIES LLC

Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 4:00 pm, Eastern Time, on September 28, 2026. Online Go to www.investorvote.com/FREVS or scan the OR code -- login details are located in the shaded bar below. Phone Call toll free 1 - 800 - 652 - V0TE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/FREVS Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas ܈ Proxy Card for Special Meeting of Holders of Shares of Common Stock ź IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ź Proposals – The Board of Directors recommends a vote FOR Proposal 1 and Proposal 2 A 1. Proposal 1 – Approval of the Plan of Voluntary Liquidation of the Trust (“Plan of Liquidation”) providing for the winding - up and complete liquidation of the Trust, including the sale of all assets of the Trust or the transfer of assets to a liquidating trust, and the dissolution of the Trust (the “Liquidation Proposal”). For Against Abstain ܆ տ ܆ 2. B Proposal 2 – Approval of the adjournment of the Special Meeting, if necessary, to solicit additional votes to approve the Plan of Liquidation (the "Adjournment Proposal"). For Against Abstain ܆ տ ܆ Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as your name appears. When signing as an attorney, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign. D ate (mm/dd/yyyy) – Please print date below . S ignature 1 – Please keep signature within the box . S ignature 2 – Please keep signature within the box. / /

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/FREVS ź IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ź REVOCABLE PROXY – FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC. Proxy Card for Annual Meeting of Holders of Shares of Common Stock September 29, 2026 The signatory hereto appoints Ronald J. Artinian and John A. Aiello (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote all of the shares of common stock that the undersigned is entitled to vote (the “Shares”) at the annual meeting of holders of shares of common stock of First Real Estate Investment Trust of New Jersey, Inc. (the “Trust”) to be held at Holiday Inn Hasbrouck Heights Meadowlands, 283 Route 17 South, Hasbrouck Heights, NJ 07604 on September 29, 2026 at 10:00 a.m., local time, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNATORY HERETO. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS LISTED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AN D PROPOSAL 2. PLEASE MARK, SIGN, AND DATE AND RETURN THE PROXY CARD PROMPTLY. C Non - Voting Items Change of Address – Please print new address below. Comments – Please print your comments below.